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JDA SOFTWARE GROUP, INC.

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JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 21, 2010

To Our Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of JDA Software Group, Inc. Our Annual Meeting will be held on Friday, May 21, 2010, at 10:00 a.m., Arizona Time, at our corporate headquarters, 14400 North 87th Street, Scottsdale, Arizona 85260, for the following purposes:

1. To elect two Class II directors to each serve three-year terms on our Board of Directors;

2. To approve an amendment to our Third Restated Certificate of Incorporation to increase the authorized number of shares of capital stock and common stock to 102,000,000 and 100,000,000, respectively;

3. To ratify the appointment of our independent public accountants for the year ending December 31, 2010; and

4. To transact such other business as may properly come before the meeting.

These items are more fully described in the following pages, which are made part of this notice.

Stockholders of record at the close of business on March 31, 2010 are entitled to notice of, and to vote at, the 2010 Annual Meeting of Stockholders and any adjournments or postponements thereof. A stockholder may only vote at the meeting if the holder is present in person or represented by proxy. A copy of our 2009 Annual Report to Stockholders, which includes audited financial statements, is enclosed.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. After reading the proxy statement, please promptly mark, sign and date the enclosed proxy card and return it in the prepaid envelope provided. Alternatively, you may vote your shares via a toll-free telephone number or over the Internet. Instructions regarding all three methods of voting are provided on the proxy card.

By Order of the Board of Directors,

G. Michael Bridge
Secretary

Arizona
April 10, 2010

IMPORTANT: PLEASE VOTE YOUR SHARES VIA TELEPHONE OR THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY OR VOTE INSTRUCTION CARD, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, YOU MAY MARK, SIGN AND DATE THE PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR SHARES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2010. Our Proxy Statement is attached. Financial and other information concerning JDA Software Group, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2009. A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Stockholders, may be viewed at http:/materials.proxyvote.com/46612K.

GENERAL INFORMATION
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFINED CONTRIBUTION AND OTHER NONQUALIFIED DEFERRED COMPENSATION PLANS
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
COMPENSATION OF DIRECTORS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL 2 APPROVAL OF AMENDMENT OF THE JDA SOFTWARE GROUP, INC. CERTIFICATE OF INCORPORATION
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
TRANSACTION OF OTHER BUSINESS
STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

Proxy Statement
for
Annual Meeting of Stockholders
To Be Held on May 21, 2010

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of JDA Software Group, Inc. for use at its annual meeting of stockholders to be held on May 21, 2010, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card or instruction card. This proxy statement is being provided to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “JDA” and “Company” refer to JDA Software Group, Inc, and its subsidiaries. This proxy statement is first being sent or made available to our stockholders on or about April 10, 2010.

GENERAL INFORMATION

Who can vote?	You are entitled to vote your stock if our records show that you held your shares as of March 31, 2010, the record date for our meeting. At the close of business on that date, 41,563,444 shares of common stock (“Common Stock”) were outstanding and entitled to vote on the respective matters described herein.
Election of Class II Directors. One of the matters to be considered at the annual meeting is the election of two Class II directors by the holders of our Common Stock. The holders of the Common Stock will have the right to vote for the election of the directors. With respect to this matter, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held.
Certificate of Incorporation Amendment. One of the matters to be considered at the annual meeting is an amendment to our Third Restated Certificate of Incorporation (the “Certificate”) to increase the authorized number of shares of capital stock and Common Stock, to 102,000,000 and 100,000,000, respectively, pursuant to that certain Certificate of Amendment of Third Restated Certificate of Incorporation of Company, the text of which is included in Proposal 2. The holders of the Common Stock will have the right to vote for the Amendment. With respect to this matter, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held.
Ratification of Independent Public Accountants. The holders of our Common Stock will have the right to vote on the ratification of our independent public accountants for the year ending December 31, 2010. With respect to this matter, each holder of record of Common Stock as of the record date will be entitled to one vote for each share held.

All Other Matters. The holders of our Common Stock will have the right to vote on all other matters properly brought before the meeting. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.
How do I vote?	Most of our stockholders have three options for submitting their votes: (i) by telephone, (ii) via the Internet, or (iii) by mail. If your stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. Of course, you can always come to the meeting and vote your shares in person.
How may I revoke my proxy instructions?	You may revoke your proxy instructions by any of the following procedures:
1. Vote again by telephone or via the internet; 2. Send us another signed proxy with a later date;
3. Send a letter to our Corporate Secretary revoking your proxy before your stock has been voted by the persons named as proxies at the meeting; or
4. Attend the annual meeting and vote your shares in person.
How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.
If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board of Directors, in favor of Proposals 1, 2 and 3. We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.
Stockholders whose shares are registered in their own names may vote by telephone, via the internet, or by returning a proxy card. Please either follow the directions in the proxy or vote instruction card, or complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting in person or by proxy, but are not counted for purposes of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority.
May I attend the annual meeting?	If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you don’t vote your shares, your shares will not be voted.
If you hold your shares in “street name,” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on routine matters, which include the ratification of our independent public accountants and the proposal to amend our Certificate to increase the number of authorized shares of our Common Stock. However, your record holder cannot vote your shares without your specific instructions on the election of directors. If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.
What vote is required?	Election of Directors. There are two nominees for election as Class II directors at the 2010 annual meeting. The nominees, Douglas G. Marlin and Jock Patton, are nominated for election as the Class II directors voted upon by the holders of Common Stock. Messrs. Marlin and Patton will be elected upon the affirmative vote of the majority of votes cast with respect to their election, which means a majority of the votes voted “for” Mr. Marlin must exceed the number of votes cast against Mr. Marlin, and a majority of the votes voted “for” Mr. Patton must exceed the number of votes cast against Mr. Patton. Votes cast shall exclude abstentions with respect to a director’s election.
Approval of Amendment to our Certificate of Incorporation. The proposal to approve the Amendment to our Certificate to increase the authorized number of shares of capital stock and Common Stock to 102,000,000 and 100,000,000, respectively, will be adopted upon the affirmative vote of the majority of the outstanding shares of Common Stock.
Ratification of Independent Auditors. The proposal to ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent auditors will be adopted upon the affirmative vote of the majority of the shares of Common Stock present or represented by proxy and entitled to vote on this proposal.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We will pay the cost of soliciting proxies, which is not expected to exceed $50,000.
Who should I call if I have questions?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, G. Michael Bridge, at (480) 308-3000.
How may I receive a copy of JDA’s annual report on Form 10-K?	A copy of our Annual Report to Stockholders, containing our annual report on Form 10-K for the year ended December 31, 2009, is enclosed. We will mail without charge, upon written request another copy of our annual report on Form 10-K for the year ended December 31, 2009, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 14400 N. 87th Street, Scottsdale, Arizona 85260. Our annual report on Form 10-K is also available at www.jda.com.

PROPOSAL 1
ELECTION OF DIRECTORS

The full Board of Directors of the Company is set at five directors, which are all elected by the holders of our Common Stock. We have a classified Board that currently consists of one Class I Director (J. Michael Gullard), two Class II Directors (Douglas G. Marlin and Jock Patton), and two Class III Directors (James D. Armstrong and Hamish N. Brewer), who will serve until the annual meeting of stockholders to be held in 2012, 2010 and 2011, respectively, and until their respective successors are duly elected and qualified. Each Class of Directors is elected for a term of three years to succeed those Directors whose terms expire at the annual meeting dates.

The terms of the Class II Directors will expire on the date of the 2010 Annual Meeting of Stockholders. Accordingly, two individuals will be elected to serve as a Class II Directors of the Board of Directors at the 2010 Annual Meeting of Stockholders.

Upon the unanimous recommendation of the Nominating and Governance Committee, the Board has nominated Mr. Marlin and Mr. Patton to stand for re-election at the 2010 annual meeting of stockholders as the Class II Directors. If elected, Mr. Marlin and Mr. Patton will serve as directors until our annual meeting of stockholders in 2013, and until their successors are elected and qualified. If Mr. Marlin or Mr. Patton decline to serve or become unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, each nominee for the Class II Director positions receiving an affirmative vote of a majority of the votes cast in favor of his election will be elected as a Class II Director elected by the holders of Common Stock. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION EACH OF MR. MARLIN AND MR. PATTON AS A CLASS II DIRECTOR.

Information Concerning Directors

The names, ages, terms, positions, offices held, and business experience of our current Directors as of March 31, 2010, including the Class II nominees to be elected at this meeting, is set forth below:

				Term
Name	Age	Title	Class	Expires	Director Since

James D. Armstrong	59	Chairman	III	2011	1985
Hamish N. Brewer	47	Director, President and Chief Executive Officer	III	2011	2009
J. Michael Gullard(1)	65	Director	I	2012	1999
Douglas G. Marlin(1)	62	Director	II	2010	2001
Jock Patton(1)	64	Director	II	2010	1999

(1)	Member of the Audit Committee, Compensation Committee and the Nominating and Governance Committee.

James D. Armstrong has been a Director and Chairman of the Board since co-founding our Company in 1985 (Co-Chairman from January 1999 to August 2000). Mr. Armstrong also served as our Chief Executive Officer from 1985 to July 2003 (Co-Chief Executive Officer from January 1999 to July 1999). Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong is Chairman of Omnilink Systems, Inc., a privately-held high-tech company that provides Vital Status Services tracking via GPS, cellular triangulation, RFID and situation-specific sensor devices, and a member of the Board of NETtime Solutions, LLC, a privately-held time and attendance software company. Mr. Armstrong is on the Board of Directors of Rancho Feliz Charitable Organization. Mr. Armstrong studied engineering at Ryerson Polytechnic Institute in Toronto, Ontario. As the founder of JDA, as well as its long-time Chairman and former Chief Executive Officer, Mr. Armstrong brings an extensive understanding of both JDA, in particular, and the software industry, in general, to the Board and serves as an invaluable resource for assessing and managing risks and planning for corporate strategy within the context of our overall corporate culture.

Hamish N. Brewer has served as a Director since September 2009 and our President and Chief Executive Officer since August 2003. Mr. Brewer previously served as President from March 2001 to July 2003, as Senior Vice President, Sales from 2000 to March 2001, as Senior Vice President, Enterprise Systems, from 1999 to 2000, as Senior Vice President, International from 1998 to 1999, as Director of our Europe, Middle East and African operations from 1996 to 1998, and as a Marketing Representative from 1994 to 1996. Prior to joining JDA, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1990 and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce degree from the University of Birmingham in England. Mr. Brewer’s long career at JDA, including in sales and management roles of increasing responsibility, as well as day to day leadership and intimate knowledge of our business and operations provide the Board with company-specific experience and expertise. Additionally, his extensive global experiences working directly with customers over the years has resulted in a deep understanding of both our markets and our competitors.

J. Michael Gullard has been a Director since January 1999. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies, since 1984. Mr. Gullard also serves as Chairman of the Board and Audit Committee of DynTek, Inc., a publicly-held company which provides professional technology services to government, education and mid-market commercial customers, as a director and interim Chief Executive Officer of Alliance Semiconductor Corporation, a publicly-held semiconductor company, and as a director of Proxim Wireless Corporation, a publicly held wireless solutions company. Mr. Gullard previously served as Chairman of Merant PLC from 1996 to 2004, a change management software tools company, as Chairman of NetSolve, Incorporated from 1992 to 2004, an IT infrastructure management services company, as Chief Executive Officer and Chief Financial Officer of Telecommunications Technology, Inc. from 1979 to 1984, and held a variety of financial and operational management positions at Intel Corporation from 1972 to 1979. Mr. Gullard also previously served as Chairman of Mainsoft Corp., a private company, and as a director of California Micro Devices Corporation, Transmeta Corporation, and Celeritek, Inc., all publicly-held semiconductor companies. Mr. Gullard currently serves on the Board of Directors of Planar Systems, Inc., a publicly-held designer and distributor of specialty displays. Mr. Gullard attended Stanford University where he received a Bachelor of Arts Degree in Economics and a Masters Degree from the Graduate School of Business. Mr. Gullard’s extensive background with public and private technology companies, including in board of director, committee and management roles, and his financial background and knowledge brings valuable expertise and experience to the Board of Directors. Additionally, Mr. Gullard’s venture capital background and proximity to the Silicon Valley provide exposure and access to relevant new technologies and potential product acquisitions for the Company.

Douglas G. Marlin has been a Director since May 2001.  Mr. Marlin served as President and principal owner of Marlin Ventures, Inc., a Canadian-based consulting firm, from 1997 to 2000. From 1987 to 1996, Mr. Marlin served as President of JDA Software Services, Ltd., and from 1981 to 1987 as its Vice President. Prior to that, Mr. Marlin served in a variety of technical and development positions with IBM from 1973 to 1981. Mr. Marlin currently serves on the Board of Directors of Zed.i Solutions, Inc., a Canadian technology company that develops hardware and software for real time industrial process monitoring, and Aero-Mechanical Services Ltd, a Canadian technology company providing Internet-based aircraft monitoring services. Mr. Marlin attended the University of Calgary where he received a Bachelor of Science Degree in Mathematics. Mr. Marlin’s historical role with JDA, and his extensive experience as a consultant to and director of software and technology companies, provide significant insight and expertise to our Board.

Jock Patton has been a Director since January 1999.  Mr. Patton is a private investor and a Director of Janus Capital Group, Inc., a publicly-held investment management company. He was the independent Chair of the ING Funds Unified Board of Trustees from 2004 to 2007 and Non-Executive Chairman of the Board of Swift Transportation Company, Inc., until May of 2007 when the company was sold. Mr. Patton previously served as Chief Executive Officer of Rainbow Multimedia Group, Inc., a producer of digital entertainment, from 1999 to 2001. From 1992 to 1997, Mr. Patton served as a Director and President of StockVal, Inc., a provider of securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide.

Prior to 1992, Mr. Patton was a Partner and Director in the law firm of Streich Lang where he founded and headed the Corporate/Securities Practice Group. Mr. Patton has previously served on the Board of Directors of various public and private companies. Mr. Patton holds an A.B. Degree in Political Science and Juris Doctorate, both from the University of California. Mr. Patton’s extensive legal career, his experience as a chief executive, and his significant role on numerous boards of directors, give him the leadership and consensus-building skills to guide our Board on a variety of matters, including corporate governance, succession planning and acquisition matters.

CORPORATE GOVERNANCE

Our Board has adopted the JDA Software Group, Inc. Corporate Governance Guidelines (the “Guidelines”) to address significant corporate governance issues. The Guidelines provide a framework for our corporate governance initiatives and cover topics including, without limitation, the roles of the Board and management, adoption of a code for business conduct and ethics, the process for selecting qualified director candidates, guidelines for director independence and compensation, oversight in the evaluation of the Board and each committee of the Board, and policies for communications between stockholders and directors. The Nominating and Governance Committee is responsible for overseeing and reviewing the Guidelines and reporting and recommending any changes to the Board. A copy of the Guidelines is available on our website at www.jda.com.

Director Independence

In the Guidelines, the Board has adopted criteria for director independence. These criteria conform to, or are more exacting than, the independence requirements adopted by the Securities and Exchange Commission (“SEC”) and NASDAQ. The NASDAQ listing standards require that the majority of our Board be comprised of “independent” directors. The Board has determined that each of Messrs. Gullard, Marlin and Patton are “independent” directors.

Board Leadership Structure

The Board elects its Chairman and appoints the Company’s Chief Executive Officer according to its view of what is best for the Company at any given time. Although the offices are currently held by two separate people, which the Board has determined is in the best interests of stockholders at this time, the Board does not believe there should be a fixed rule as to whether the offices of Chairman and Chief Executive Officer should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The needs of the Company and the individuals available to play these roles may dictate different outcomes at different times, and the Board believes that retaining flexibility in these decisions is in the best interest of the Company. Currently, the Board believes that Mr. Armstrong’s role as non-executive Chairman ensures a greater role for the non-management directors in the oversight of the Company and encourages more participation of the non-management directors in setting agendas and establishing priorities and procedures for the work of the Board.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our employees, officers and directors, which meets the NASDAQ listing standards and the requirements of Item 406 of the SEC’s Regulation S-K and provides for prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Our Code of Ethics is available on our website at www.jda.com.

Our Code of Ethics generally prohibits conflicts of interest and related party transactions unless approved by the Audit Committee. Any transaction proposed between the Company and a related party must be submitted to the Audit Committee for review. Employees are encouraged to contact a manager or a member of our Compliance Team if they become aware of a conflict or potential conflict. Employees that become involved in a situation that gives rise to an actual conflict must inform their manager or a member of the Compliance Team of the conflict.

Our Audit Committee also adopted procedures in January 2004 for the receipt and retention of confidential, anonymous complaints made by our employees concerning accounting, auditing, financial reporting and internal controls, generally referred to as a “whistle-blowing policy,” as required by the Sarbanes-Oxley Act of 2002 and the SEC. A revised “whistle-blowing policy” was adopted by our Audit Committee in October 2005 and is available on our website at www.jda.com.

Communications between Stockholders and Directors

Stockholders may communicate with any of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board
or Board of Directors
c/o Corporate Secretary
14400 North 87th Street
Scottsdale, Arizona 85260-3657
Fax: (480) 308-3001
Email Address: corpsec@jda.com

The communications will be transmitted to the identified director(s) as soon as practicable, unless our corporate secretary determines there are safety or security concerns that mitigate against further transmission of the communication. The Board or identified director(s) shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Executive Sessions

Non-management directors meet in executive session without management present each time the Board holds its regularly scheduled meetings.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders but encourage all directors to attend. We attempt to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting of stockholders, which was held on May 11, 2009, one of the five directors then in office attended.

Meetings of the Board

During the year ended December 31, 2009, the Board of Directors held thirty-six meetings and took other action five times by written consent. Each current Director attended all full meetings of the Board of Directors and meetings of the committees on which he served during 2009, except Messrs. Armstrong, Marlin and Patton who were absent from one, two and three meetings of the Board of Directors, respectively. Mr. Orlando Bravo, who resigned as a director on September 8, 2009, was absent from three Board of Directors meetings.

Committees of our Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.jda.com. Each committee is comprised entirely of “independent” directors. The members of the committees are identified in the following table.

Nominating and
Director	Audit	Compensation	Governance

J. Michael Gullard	Chair	✓	✓
Douglas G. Marlin	✓	✓	Chair
Jock Patton	✓	Chair	✓
Number of Meetings Held in 2009	8	3	1

Audit Committee.  The Audit Committee meets at least quarterly with management and our independent auditors to review and approve operating results, financial statements and earnings releases. The primary duties and responsibilities of the Audit Committee are to:

(1)	retain the independent auditor, evaluate their independence, qualifications and performance, and to approve the terms of engagement for audit and non-audit services;

(2)	review with management and the independent auditor, as appropriate, our accounting policies, financial controls, financial reports and other financial information provided by us to any governmental body or the public;

(3)	review our compliance with legal and regulatory requirements;

(4)	regularly communicate with the independent auditor and financial and senior management and regularly report to the Board;

(5)	establish and observe complaint procedures regarding accounting, internal accounting controls and auditing matters;

(6)	prepare the report required by the SEC to be included in our Proxy Statement; and

(7)	perform other duties and responsibilities as may be set forth in its charter.

Each member of the Audit Committee is independent for purposes of the NASDAQ listing standards as they apply to Audit Committee members. The Board has determined that each of Mr. Gullard and Mr. Patton qualify as Audit Committee financial experts under the rules of the SEC. For additional information concerning the Audit Committee and its charter, see “Report of the Audit Committee.”

Compensation Committee.  The Compensation Committee reviews all components of compensation of our executive officers and directors for consistency with the Company’s compensation philosophy. Consistent with NASDAQ listing standards, the Compensation Committee is charged with the responsibility of determining the compensation of Hamish N. Brewer, our Chief Executive Officer, and all other executive officers, including reviewing and approving salary, incentive and equity awards, employment, severance and change of control agreements and other special and supplemental benefits. The Compensation Committee can delegate to Chief Executive Officer and Chief Financial Officer the authority to grant and issue equity compensation awards, subject to the approval of the Chairman of the Compensation Committee. The Compensation Committee also approves the Compensation Discussion & Analysis for inclusion in the proxy statement. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s process for determining executive compensation, see “Compensation Discussion and Analysis.” The Compensation Committee performs such other duties and responsibilities as may be set forth in its charter approved by the Board of Directors.

Each of the members of the Compensation Committee is independent for purposes of the NASDAQ listing standards. The Compensation Committee held three meetings during the last fiscal year. Mr. Armstrong, who is not a member of the Compensation Committee, attended and participated as an invitee at the meetings of the Compensation Committee. No member of management was present at any Compensation Committee meeting during the year ended December 31, 2009, except for Mr. Brewer and Mr. G. Michael Bridge, our Senior Vice President, General Counsel and Secretary, who were present at each meeting, and Mr. Peter S. Hathaway, our Executive Vice President and Chief Financial Officer, who was present at one meeting. None of such officers had any role at such meetings in setting his own compensation. The Charter of the Compensation Committee is available on our website at www.jda.com. For additional information concerning the Compensation Committee, see “Executive Compensation” and “Compensation Committee Interlocks and Insider Participation.”

Nominating and Governance Committee.  The Nominating and Governance Committee is charged with:

(1) identifying individuals qualified to become Board members;

(2) selecting, or recommending to the Board, director nominees for each election of directors;

(3) developing and recommending to the Board criteria for selecting qualified director candidates;

(4) considering committee member qualifications, appointment and removal;

(5) recommending corporate governance principles applicable to the Company; and

(6) providing oversight in the evaluation of the Board and each committee of the Board.

Each member of the Governance Committee is independent for purposes of the NASDAQ listing standards. The Charter of the Governance Committee is available on our website at www.jda.com. After reviewing its director qualification criteria, the Nominating and Governance Committee, in conformance with the NASDAQ listing standards, recommended that each of Mr. Marlin and Mr. Patton stand for re-election as a Class II Director of the Board at the 2010 Annual Meeting of Stockholders.

Risk Oversight

Our Board of Directors is responsible for oversight of our risk assessment and management process. The Board has delegated to the compensation committee basic responsibility for oversight of management’s compensation risk assessment, and has delegated to the audit committee tasks related to risk process oversight. In exercising its oversight duties, the Board receives information from each committee chair regarding the committee’s considerations and actions. The audit committee’s process includes a review, at least annually, of our internal audit process, resources (internal and external), as well as the scope and methodology of the internal audit process.

In addition to the reports from the audit and compensation committees, our Board periodically discusses risk oversight, including as part of its annual detailed corporate strategy review, and receives regular reports from officers responsible for oversight of particular risks within the Company. In addition, members of the Board participate in scheduled, monthly operational discussions between the Board and senior management of JDA.

Director Nominations

Director Qualifications.  Our directors play a critical role in guiding the Company’s strategic direction and oversee the management of the Company. The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to the Company diverse perspectives and skills derived from high quality business and professional experience. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, background, personal and professional ethics, integrity and values, long-term commitment to representing the best interests of our stockholders and inquisitive and objective perspective and mature judgment. Additionally, director candidates must have sufficient time available to perform all Board and committee responsibilities. Consistent with its charter, the Nominating and Governance Committee evaluates and recommends to the Board director nominees for each election of directors. When reviewing proposed nominees for director, the Governance Committee considers the following factors:

•	the appropriate size of the Company’s Board and its committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees in relation to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	nominees’ experience with accounting rules and practices;

•	nominees’ background with regard to executive compensation;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee may also consider from time to time, such other factors as it may deem to be in the best interests of the Company and its stockholders. Other than considering the factors listed above, we have no stated minimum criteria for director nominees. The Nominating and Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the NASDAQ listing standards.

Process for Identifying and Evaluating Candidates for Election to the Board.  The Nominating and Governance Committee reviews the qualifications and backgrounds of the current directors, as well as the overall composition of the Board, and recommends to the full Board the slate of directors to be nominated for election at the annual meeting of stockholders. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors against the criteria set forth above in determining whether to recommend these directors for re-election. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Nominating and Governance Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act of 2002, SEC rules and NASDAQ listing standards, and the level of the candidate’s financial expertise. Candidates for nomination by the Nominating and Governance Committee as director come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. All director candidates for nomination by the Nominating and Governance Committee must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process, and the evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

In accordance with its charter and the Guidelines, the Nominating and Governance Committee’s review and assessment of incumbent directors and proposed nominees includes the consideration of a candidate’s skills, business experiences, and background, which may include with respect to any particular incumbent or proposed nominee consideration of one or more of the following criteria:

•	The extent of the director’s/proposed nominee’s educational, business, non-profit or professional acumen and experience;

•	Whether the director/proposed nominee assists in achieving a mix of Board members that represents a diversity of background, perspective and experience;

•	Whether the director/proposed nominee meets the independence requirements of the listing standards of NASDAQ;

•	Whether the director/proposed nominee has the business experience relevant to an understanding of our business;

•	Whether the director/proposed nominee would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;

•	Whether the director/proposed nominee, by virtue of particular technical expertise, experience or specialized skill relevant to JDA’s current or future business, will add specific value as a Board member; and

•	Whether the director/proposed nominee possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Stockholder Nominations.  We have a formal policy that has been adopted by the Board regarding director nominations, which provides that nominations of candidates for election as directors may be made by the Board or by stockholders. The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder provided that the recommendations are made in accordance with the procedures described in this proxy statement and conform to the deadline specified in our bylaws. In order to be evaluated in connection with the Nominating and Governance Committee’s established procedures for evaluating proposed nominees for director, any recommendation for director nominee submitted by a stockholder must be in writing and sent via registered, certified, or express mail to: Corporate Secretary, JDA Software Group, Inc., 14400 North

87th Street, Scottsdale, Arizona 85260 no later than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders. Facsimile or other forms of electronic submissions will not be accepted. In order to be included in our 2011 proxy material, stockholder nominations must be submitted after the 2010 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 21, 2010. Facsimile or other forms of electronic submissions will not be accepted.

Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director;

•	the name and address, as they appear on the Company’s books, of the stockholder making the nomination; and

•	the stockholder’s relationship to or affiliation with the director candidate, if any.

Evaluation of any stockholder recommendations is the responsibility of the Nominating and Governance Committee under its charter. In the event of any stockholder recommendations, the Nominating and Governance Committee would evaluate the person recommended in the same manner as other persons considered by the Nominating and Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2010 by (i) each of our Directors, (ii) each of the current Named Executive Officers listed in the Summary Compensation Table (together the “Named Executive Officers”), (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of our outstanding Common Stock, and (iv) all of our directors and executive officers as a group.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner(1)	Owned(2)	of Class(3)

James D. Armstrong(4)	1,397,950	3.3%
J. Michael Gullard(5)	39,000	*
Douglas G. Marlin(5)	81,950	*
Jock Patton(5)	46,000	*
Hamish N. Brewer(6)	226,849	*
Peter S. Hathaway(7)	69,907	*
Christopher J. Moore(8)	142,176	*
Jason Zintak(9)	74,558	*
Thomas Dziersk(10)	18,605	*
All directors and executives officers as a group (13 persons)(11)	2,189,422	5.2%
Alydar Partners, LLC(12)	2,425,000	5.8%
BlackRock, Inc.(13)	2,418,063	5.8%
The Vanguard Group, Inc.(14)	2,059,906	5.0%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	The information regarding security ownership of our Common Stock is as of March 31, 2010; the security ownership of Alydar Partners, LLC, which is derived from a Schedule 13G/A filed on February 16, 2010; the security ownership of BlackRock, Inc., which is derived from a Schedule 13G filed on January 29, 2010; and the security ownership of The Vanguard Group, Inc., which is derived from Schedule 13G/A filed on February 8, 2010, showing 1,881,635 shares of our Common Stock, and Form 13F-HR/A filed on behalf of The Vanguard Group, Inc. on March 3, 2010, showing 695,833 shares of i2 Technologies, Inc. as of December 31, 2009, which converts to 178,272 shares of our Common Stock based on the merger consideration provided on January 28, 2010.

(3)	The percentage of class calculations are based on the number of shares of our Common Stock outstanding on March 31, 2010 (41,563,444 shares) plus, where appropriate, those shares subject to (1) unexercised options which were exercisable on March 31, 2010 (all outstanding options are fully vested) and (2) all vested and unvested restricted stock awards granted to directors, executive officers and other employees under the 2005 Incentive Plan through March 31, 2010 (See “Compensation Discussion and Analysis”) Unvested restricted stock awards have been included as the restricted shares have voting rights irrespective of vesting. The symbol “*” represents holdings which are less than 1% of the outstanding Common Stock.

(4)	The shares beneficially owned include 210,722 shares subject to fully vested, unexercised options. The address for Mr. Armstrong is 14400 North 87th Street, Scottsdale, Arizona 85260.

(5)	The shares beneficially owned by Messrs. Gullard, Marlin and Patton include 24,000, 36,750 and 30,000 shares, respectively, that are subject to fully vested, unexercised options.

(6)	The shares beneficially owned include 115,000 shares subject to fully vested, unexercised options. In addition, the shares include 74,066 restricted stock units issued on January 28, 2008, 41,890 performance share awards issued on January 28, 2009 and 114,629 shares performance share awards issued on January 28, 2010, net of shares tendered for payment of applicable statutory withholding taxes. All awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(7)	The shares beneficially owned include 50,000 shares of restricted stock issued on July 20, 2009 and 25,000 performance share awards issued on January 28, 2010, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock vests over a three-year period, with one-third vesting on the first anniversary of Mr. Hathaway’s employment with the remainder vesting ratably over the subsequent 24-month period. The performance share award vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

(8)	The shares beneficially owned include 96,250 shares subject to fully vested, unexercised options. In addition, the shares include 14,813 restricted stock units issued on January 28, 2008, 24,365 performance share awards issued on January 28, 2009, and 29,939 performance share awards issued on January 28, 2010, net of shares tendered for payment of applicable statutory withholding taxes. All awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(9)	The shares beneficially owned include 50,000 shares of restricted stock issued on August 18, 2009 and 30,000 performance share awards issued on January 28, 2010, net of shares tendered for payment of applicable statutory withholding taxes. Both awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock vests over a three-year period, with one-third vesting on the first anniversary of Mr. Zintak’s employment with the remainder vesting ratably over the subsequent 24-month period. The performance share award vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

(10)	The shares beneficially owned include 30,000 shares of restricted stock granted on July 31, 2006 that are subject to certain forfeiture provisions. The restricted stock vested 25% on the first anniversary of Mr. Dziersk’s employment with the remaining 75% vesting ratably thereafter over 36 months. In addition, the shares include 22,220 restricted stock units issued on January 28, 2008, 12,567 performance share awards issued on January 28, 2009, and 26,197 performance share awards issued on January 28, 2010, net of shares tendered for payment of applicable statutory withholding taxes. These awards are also subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(11)	The shares beneficially owned include an aggregate of 522,722 shares subject to fully vested, unexercised options. The shares also include 150,000 shares of restricted stock granted to certain executive officers upon commencement of their employment that are subject to certain forfeiture provisions, the unvested portion of which will vest ratably over periods that extend through August 2013. In addition, the shares include 155,538 restricted stock units issued on January 28, 2008, 87,970 performance share awards issued on January 28, 2009 and 282,674 performance share awards issued on January 28, 2010, net of shares tendered for payment of applicable statutory withholding taxes. These awards are subject to certain forfeiture provisions and do not have voting rights until vested. The restricted stock units and performance share awards vested 50% at the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month periods.

(12)	Alydar Partners, LLC, a Delaware limited liability company, is a Massachusetts-based investment management company whose principal business address is 222 Berkeley Street, 17th Floor, Boston, Massachusetts 02116. The security ownership of Alydar Partners, LLC includes the holdings of Alydar Fund, L.P., Alydar QP Fund, L.P., Alysheba Fund, L.P., Alysheba QP Fund, L.P., Alysun Fund, L.P., Alysun QP Fund, L.P., Alydar Fund Limited, Alysheba Fund Limited, and Alysun Fund Limited. John A. Murphy, an individual, is managing member of Alydar Partners, LLC.

(13)	BlackRock, Inc., a Delaware corporation, is a New York — based asset and investment management company whose principal business address is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC on December 1, 2009.

(14)	The Vanguard Group, Inc. is a Pennsylvania-based investment advisor whose address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information regarding our non-director executive officers as of the date of this proxy statement. For information regarding Hamish N. Brewer, our President and Chief Executive Officer and a director, see “Proposal No. 1 — Election of Directors — Information Concerning Directors.”

Name	Age	Title

Hamish N. J. Brewer	47	Director, President and Chief Executive Officer
Peter S. Hathaway	54	Executive Vice President and Chief Financial Officer
Christopher J. Moore	47	Executive Vice President, Services
Jason Zintak	39	Executive Vice President, Sales and Marketing
Brian P. Boylan	49	Senior Vice President, Human Resources
G. Michael Bridge	46	Senior Vice President, General Counsel and Secretary
Thomas Dziersk	46	Senior Vice President, Americas
David R. King	65	Senior Vice President, Product Management and Development
Duane A. Kotsen	46	Senior Vice President, CSG

Peter S. Hathaway has served as our Executive Vice President and Chief Financial Officer since July 2009. Prior to joining JDA, Mr. Hathaway served as Executive Vice President and Chief Financial Officer of Allied Waste Industries, Inc., which was at the time listed on the New York Stock Exchange, from 2003 to 2009 and in various executive and management positions with Allied Waste Industries, Inc. from 1995 to 2003, including Senior Vice President — Finance, Chief Accounting Officer, Vice President and Treasurer. Mr. Hathaway also served as Controller and Finance Director for certain Italian operations of Browning-Ferris Industries, Inc. from 1991 to 1995 and in various positions, including Senior Manager in the audit division, of Arthur Andersen LLP in Colorado, Italy, and Connecticut. Mr. Hathaway received a Bachelor of Science degree in Accountancy from Northern Arizona University.

Christopher J. Moore has served as our Executive Vice President, Services since November 2008. Mr. Moore previously served as our Senior Vice President, Customer Support Solutions from 2004 to 2008, as Vice President, US Consulting Services from 1999 to 2003, as Vice President, Consulting Services Group Operations in 1999, as a Regional Director, Consulting Services Group from 1997 to 1998, as Associate Consulting Director from 1995 to 1997, as Senior Implementation Manager from 1994 to 1995, and in various other programmer, analyst and consulting positions from 1991 to 1993. Prior to joining JDA, Mr. Moore served in various management positions with Vormittag Associates, Inc. a privately-held software and consulting services distributor, from 1990 to 1991, Sunrise Software Systems, a privately-held POS hardware and software distributor, from 1989 to 1990, and Computer Generated Solutions, a privately-held consulting company, from 1987 to 1989. Mr. Moore attended Polytechnic University and received a Bachelor of Science degree in Computer Science.

Jason Zintak has served as our Executive Vice President, Sales and Marketing since August 2009. Prior to joining JDA, Mr. Zintak served as Executive Vice President, Sales of HCL AXON Global, a subsidiary of HCL Technologies of India that specializes in business transformation consulting services, as Vice President North America SAP Sales and Market Development for Cap Gemini, a global provider of consulting, technology and outsourcing services based in Paris, France from 2007 to 2008, as Managing Director and Executive Vice President of Sales of Kanbay International (acquired by Cap Gemini in January 2007) from 2006 to 2007, as Chief Business Development Officer of Adjoined Consulting (acquired by Kanbay International in March 2006) from 2005 to 2006. Mr. Zintak also served with SAP America as Global Account Director from 2001 to 2005 and as Senior Account Executive and Sales Manager from 1996 to 1999 and in various senior-level software sales executive and management roles with Blue Martini Software, a publicly-held software company, from 1999 to 2001. Mr. Zintak received Bachelor of Arts degrees in Advertising and Psychology from Syracuse University.

Brian P. Boylan has served as our Senior Vice President, Human Resources since April 2007. Mr. Boylan previously served as our Vice President, Human Resources from June 2005 to March 2007. Prior to joining JDA, Mr. Boylan was a founding partner of Alliance HR Advisors, a human resources consulting firm from 2004 to 2005.

Mr. Boylan previously served as Senior Vice President of Legal Affairs and Human Resources of Asarco Inc., an international natural resource company, from 2001 to 2003, where he also served in various executive and management positions from 1988 through 2003, including Director of Employee Relations, Operations Manager and Vice President of Human Resources. Mr. Boylan also served as Assistant General Counsel for the New York City Office of Labor Relations Office from 1986 to 1987. Mr. Boylan received a Bachelor of Business Administration degree in Labor-Management Relations from Pace University and a Juris Doctor degree from the Brooklyn Law School.

G. Michael Bridge has served as our Senior Vice President and General Counsel since August 2004. Mr. Bridge was elected Secretary in March 2008. Mr. Bridge previously served as Vice President and General Counsel from July 1999 to July 2004. Prior to joining JDA, Mr. Bridge served as in-house counsel for various technology companies from 1991 to 1999. From 1989 to 1991 Mr. Bridge served as an associate in the corporate and securities department of Piper & Marbury. Mr. Bridge’s education includes a Bachelor of Arts degree from the University of Southern California, and a Juris Doctor degree from Cornell University.

Thomas Dziersk has served as our Senior Vice President, Americas since August 2006. Prior to joining JDA, Mr. Dziersk served as President and Chief Executive Officer of SAMSys, Inc., a privately-held manufacturer of radio frequency identification reader (RFID) technology, from January 2006 to April 2006, and as President and Chief Executive Officer of ClearOrbit, Inc., a privately-held supply chain execution automation company, from December 2000 to August 2005. Prior to that, Mr. Dziersk served as Senior Vice President of Sales and Marketing of Essentus International, Inc. (formerly Richter Systems), a privately-held provider of business-to-business portal functionality and enterprise resource planning software solutions for the apparel and footwear industries, from July 1999 to November 2000, and in various management and sales positions with JBA International, Inc., an enterprise resource planning software firm, from June 1991 to May 1999 and with Loadstar Computer Systems, a provider of specialized software solutions for the automotive aftermarket industry, from June 1985 to June 1991. Mr. Dziersk received a Bachelor of Arts degree in Economics from the University of Michigan.

David R. King has served as our Senior Vice President, Product Management and Development since February 2009. Mr. King previously served as our Senior Vice President, Product Development from January 2004 to January 2009. Prior to joining JDA, Mr. King served as Vice President Product Planning of Geac Computer Corp. Ltd, a publicly-held Canadian software company, from August 2003 to December 2003, as Senior Vice President of Product Development and Chief Technology Officer of Comshare, Inc., a publicly-held software company, from 1997 to 2003, and as its Director of Applied Technology and Research from 1991 to 1997, and in various management positions including Director, Advanced Product Design and Development of Execucom Systems Corporation, a privately-held provider of decision and executive support systems, from 1983 to 1991. Prior to that, Mr. King was a full-time faculty member responsible for teaching undergraduate and graduate courses in statistics, research methods, mathematical and computer modeling at Old Dominion University, the University of Maryland, and the University of South Carolina, from 1969 to 1982. Mr. King currently serves on the advisory boards for MIS at the University of Georgia and Arizona State University Technopolis. In addition, Mr. King has written over 50 articles and books in the areas of decision support, business intelligence and electronic commerce. Mr. King’s education includes a Bachelor of Sociology Degree, a Master of Sociology Degree, and a Ph.D. in Sociology with a minor in Mathematical Statistics from the University of North Carolina.

Duane A. Kotsen has served as JDA’s Senior Vice President, Implementation Services since August, 2009. Prior to JDA, Mr. Kotsen served as Vice President, Global Services of QAD, Inc. since 2006. From 2002 to 2005, Mr. Kotsen served in various executive management roles at PeopleSoft, Inc. (acquired by Oracle, Inc. in January 2005) including as Regional Vice President — Northeastern Professional Services from 2004 to 2005, Vice President, Consulting — Education, Government and Health Care from 2003 to 2004, and as Vice President — Global Operations, PeopleSoft Global Services from 2002 to 2003. Mr. Kotsen also served with Extraprise Group, Inc. as Senior Vice President — Internet Solutions Group from 2000 to 2001 and as Vice President — North American CRM Practice from 1997 to 2000. From 1986 to 1997, he was employed by Oracle Corp., serving in various consulting and management roles including Director — Worldwide Operations from 1995 to 1997. Mr. Kotsen received a Masters of Business Administration from The Wharton School, University of Pennsylvania and a Bachelor of Science degree in Computer and Information Sciences from Lehigh University.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Compensation Philosophy

The Company has adopted executive compensation policies to attract and retain highly motivated, qualified and experienced executives as well as to drive the financial performance of the Company by providing equity and monetary rewards to management that are linked to the success of the Company and returns to stockholders. Effective, competitive executive compensation programs are essential to achieving these goals.

Through research, discussions with management and the assistance of outside experts, the Company’s Compensation Committee has developed an executive compensation philosophy that defines the overriding objectives for the Company’s executive compensation programs and the role of the various compensation elements. This philosophy covers several critical issues, which are described below.

Overriding Objectives

The goal of our executive compensation program is the same as our goal for operating the Company — to create long-term stockholder value. Additional objectives of the executive compensation program are:

•	To motivate our executive officers to achieve and exceed the Company’s financial performance goals and drive stockholder value by rewarding such success with equity awards and cash bonuses.

•	To ensure that executive compensation programs are effective in attracting, retaining, and motivating top quality executives who have the ability to significantly influence the long-term financial success of JDA, and are responsible for effectively managing JDA’s operations in a way that maximizes stockholder value.

•	To achieve a balance between compensation levels and the Company’s annual and long-term budgets, strategic plans, business objectives, and stockholder expectations.

•	To motivate executive officers to achieve our business objectives, and to align the incentives of our officers with the long-term interests of stockholders through the use of appropriate long-term incentive awards, e.g. restricted stock, restricted stock units, and/or contingent performance share awards, pursuant to the 2005 Incentive Plan (as described below).

•	To provide senior executives with appropriately leveraged total compensation opportunities that are competitive in form and in value with comparable companies taking into account: industry sector, market capitalization, revenues, profitability, and global operational focus.

•	To have programs that are simple, well understood, which reward accountability and are closely tied to the Company’s key financial goals and strategic objectives.

Components of Compensation

The Compensation Committee has identified and considers four main components of compensation when evaluating executive compensation: base salary, short- and long-term incentives, and benefits. Base salary provides a base level of market competitive compensation, designed to attract and retain individuals with the qualities necessary to ensure the short- and long-term financial success of JDA. Salaries are targeted at or near the 50th percentile of market comparisons, while recognizing individual differences in scope of responsibilities, qualifications, experience and leadership abilities. There is also a significant portion of compensation (in the form of cash bonus and equity awards) at risk contingent upon meeting annual pre-defined corporate objectives. The objectives of these short-and long-term incentives are to assure that those key executives who are involved in critical decisions that impact the Company’s success have a meaningful, competitively supportable portion of their total compensation opportunity linked to their success in helping meet performance objectives. Benefits are offered that are competitive within the defined talent market, on par with our employee population, and offered on the basis of business need and adequate individual protection. Our benefit plans provide participants with reasonable flexibility to meet individual needs.

Risk Considerations in Determining Compensation

We regularly assess our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. We have concluded that our compensation program does not motivate imprudent risk taking and any risks involved in compensation are not reasonably likely to have a material adverse effect on JDA. In reaching this conclusion, we believe that the following risk oversight and compensation design features guard against excessive risk-taking:

•	Establishing base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determining cash and equity incentive awards based on achievement of EBITDA targets, which includes not only revenue, but also expenses, provides a simple, but encompassing and powerful, performance goal that aligns the strategies and efforts of the enterprise across operational groups and geographies, and also helps ensure that extraordinary compensation is tied to creation of enhanced value for stockholders;

•	Designing long-term compensation, including vesting provisions for equity compensation awards, to reward executives for driving sustainable, profitable, growth for stockholders;

•	Utilizing conservative limits on the maximum number of equity compensation awards issuable in any given year. Our incentive plans are not overly leveraged and we cap the maximum payment. The Committee has discretionary authority to adjust annual incentive compensation payments, which further reduces any business risk associated with such plan; and

•	Ensuring oversight of the Committee in the operation of our compensation plans.

Program Administration, Policies and Process

Decisions around program design and pay adjustments are made in the context of an employee’s value to the business — market value of skills, individual contribution, and business results. While base salary is generally targeted to approximate the median of the competitive market, actual total direct compensation may be above or below the median based on the actual performance of JDA. The design of the program provides for the opportunity to achieve above median short-and long-term compensation levels through outstanding organizational performance.

The Compensation Committee considers a number of important and relevant factors when making decisions on compensation program structure and individual compensation targets and payments. Such factors include, but are not limited to: market competitiveness of total compensation opportunities, Company performance, retention risk and individual potential.

The Compensation Committee establishes all elements of compensation for the Chief Executive Officer and approves them only after careful consideration of all appropriate factors. In setting total compensation for executives other than the Chief Executive Officer, the Compensation Committee considers both individual and Company-wide performance and salary recommendations from the Chief Executive Officer.

In 2008, the Compensation Committee engaged Watson Wyatt Worldwide as its compensation consultant and advisor. The Committee had previously engaged Watson Wyatt as its compensation consultant in 2006. The Committee felt engagement of an outside consultant was particularly beneficial as a result of the significant change in scope of the Company’s operations that would result from the pending acquisition of i2 Technologies, Inc. Watson Wyatt conducted a review of the Company’s executive compensation program, including an evaluation of the market positioning for total compensation and individual pay elements. Watson Wyatt proposed and the Compensation Committee approved an updated list of peer companies based on the global nature of their business and whether their most recent fiscal year revenue size was half to two times the combined revenue of JDA and i2. The 2009 peer group consists of the following companies:

ο	Compuware Corp.

ο	Factset Research Systems, Inc.

ο	Fair Isaac Corp.

ο	Henry (Jack) & Associates

ο	Informatica Corp.

ο	Lawson Software, Inc.

ο	Manhattan Associates Corp.

ο	Mentor Graphics Corp.

ο	Micros Systems, Inc.

ο	Parametric Technology Corp.

ο	Progress Software Corp.

ο	Quest Software, Inc.

ο	Sybase, Inc., and

ο	Tibco Software, Inc.

In 2009, our actual compensation was consistent with the compensation goals and policies of our Compensation Committee

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold, and because we believe that any options granted under the prior equity plans currently meet the requirement of being performance based in accordance with the regulations under Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductions that would be available to us for executive compensation in 2009, or for equity awards to be granted to our executive officers under our 2005 Incentive Plan. Our policy is to qualify to the extent reasonable for executive officers’ compensation for deductibility under applicable tax laws.

Compensation Elements in 2009

The following sections describe the various elements of the Company’s executive compensation program including objectives, market positioning, structure, operation, and other information specific to 2009 payments, awards, and compensation adjustments.

The 2009 Named Executive Officers

This CD&A describes the compensation for the named executive officers in the Summary Compensation Table. The named executive officers include the principal executive officer and individuals who served as the principal financial officer during 2009, plus the three other most highly compensated executive officers who were serving as executive officers at December 31, 2009 (the “Named Executive Officers”).

Base Salary

Individual base pay is based upon appropriate competitive reference points, internal responsibilities and an executive’s ability to contribute to the Company’s success. Base salary is established at a level that we believe is sufficient to attract and retain individuals with the qualities necessary for the long-term financial success of JDA. Historically, that has resulted in our Compensation Committee’s compensation policy to set base salary at or near the median of the selected peer group recommended by Watson Wyatt. Each executive officer is paid a base salary that is reviewed annually by the Compensation Committee. Salary adjustments take into account the compiled market data, but within the context of an executive’s role, responsibilities, experience, tenure, individual performance and contribution to the organization’s results as determined by the Chief Executive Officer (or the Committee, for decisions concerning CEO compensation).

The Compensation Committee’s philosophy is to set base salaries that approximate the peer group median, and to consider the informal input of management and Compensation Committee members regarding anticipated compensation changes at other comparable companies. Due to the uncertainties surrounding the global economy and financial markets at the end of 2008, and the termination of the planned 2008 acquisition of i2 Technologies, in January 2009 management proposed and the Compensation Committee agreed that all of our employees, executives included, would not receive annual base salary increases in 2009, other than for promotions and exceptional circumstances. Based in part on the Company’s 2009 performance, the Compensation Committee believes its compensation objectives with respect to base salaries were achieved in 2009.

Annual Bonuses

The Company’s Executive Bonus Plan is structured to synchronize the compensation of all associates and to align the incentive compensation of executive officers with the annual operating goals and objectives of the Company. Our Compensation Committee’s general philosophy with annual bonuses has been to set target annual bonus amounts at or above the median of the peer group recommended by Watson Wyatt, which are tied to a “stretch” performance goal. The Compensation Committee believes this approach to annual bonuses provides incentives to management to maximize potential performance and enables the Company to reward exceptional performance with total short-term compensation that exceeds the peer group median. Due to uncertainties surrounding the global economy and financial markets at the end of 2008, and the termination of the planned 2008 acquisition of i2 Technologies, in January 2009 management proposed and the Compensation Committee agreed that all of our employees, executives included, would not receive annual target bonus increases in 2009, other than for promotions and exceptional circumstances.

The annual bonus program in 2009 was designed to reflect the Compensation Committee’s continued judgment that the most important measure of the Company’s operating performance relative to creating stockholder value was earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee believes that the use of the EBITDA target was effective at driving the successful integration of Manugistics, and that an EBITDA target continues to provide a simple, but encompassing and powerful, performance goal that aligns the strategies and efforts of the enterprise across operational groups and geographies. The Committee also believes that an EBITDA target helps ensure that extraordinary compensation is tied to creation of enhanced value for stockholders rather than excessive risk-taking motivated by short-term personal gain, and serves to motivate performance against a key metric in the Company’s credit facilities.

As in 2008, the annual target amounts in 2009 for the Named Executive Officers were set by the Compensation Committee at the beginning of the year, based on a stretch performance EBITDA goal. The EBITDA targets for 2008 and 2009 were $95 million and $91.5 million, respectively. The 2009 EBITDA target was slightly lower than the 2008 EBITDA target largely because of the severe global economic recession experienced at the end of 2008 that extended into 2009. The annual targeted cash bonus amount established for the Named Executive Officers is typically paid on a quarterly basis as determined by the level of achievement of the Company’s financial targets, although no quarterly targets are set for the purpose of calculating bonus payments. The portion of the annual bonus paid to executives on a quarterly basis is calculated based upon the Company’s annualized year-to-date achievement of the current EBITDA goal, with a holdback of a portion of the annualized amount to be paid after the Company’s Audit Committee determines the actual EBITDA performance of the applicable year in January of the following year.

JDA uses a mixture of short- and long-term annual incentive programs, which include cash bonuses and equity-based awards tied to performance against the Company’s EBITDA objectives. With this in mind, the Compensation Committee recommended and the Board of Directors approved a 2009 cash incentive bonus plan (the “2009 Cash Incentive Plan”) for our executive officers on January 13, 2009. The 2009 Cash Incentive Plan provided for approximately $3.0 million in targeted cash bonuses to executive officers, payable quarterly, based upon actual performance relative to defined annualized EBITDA goals. Based on the Company’s performance against the EBITDA goal in 2009, an aggregate of approximately $2.1 million was awarded to executive officers in bonus compensation in 2009 under the 2009 Cash Incentive Plan. Although the total aggregate amount was less than the targeted amount set at the beginning of 2009 due to certain executives leaving the Company during 2009, the payout percentage actually paid to executives in 2009 represented 106%. In addition, the Company paid approximately $338,000 in cash bonuses in 2009 under executive employment agreements with Messrs. Hathaway and Zintak. The Committee further believes this compensation outcome, in light of the Company’s strong EBITDA performance in 2009, is consistent with the Committee’s philosophies and objectives.

No bonuses would be earned or paid under the 2009 Cash Incentive Plan unless a minimum EBITDA threshold of $70 million was met and there was no cap on the maximum amount of bonus an executive could receive if the Company exceeded the $91.5 million target. For reference, the details of the 2009 Cash Incentive Plan, including the identification of participating Named Executive Officers together with their target cash bonus amounts, 2009 EBITDA performance thresholds and bonus calculation formulas, were provided to the SEC on Form 8-K filed on January 20, 2009.

Due to the Committee’s judgment that the 2009 Cash Incentive Plan contributed effectively to the Company’s success achieving the Company’s 2009 EBITDA goals, the Committee determined to employ a similar cash incentive bonus program in 2010, also based upon performance versus the Company’s 2010 EBITDA goal. The following table sets forth the Company’s target bonuses in 2009 and 2010 for Named Executive Officers as of March 31, 2010, as well as for Named Executive Officers no longer with the Company as of their last day with the Company.

		2009	2010
Named Executive Officer	Title	Target Bonus	Target Bonus

Hamish N. Brewer	Director, President and Chief Executive Officer	$350,000	$600,000
Peter S. Hathaway(1)	Executive Vice President and Chief Financial Officer	350,000	400,000
Kristen L. Magnuson(2)	Former Executive Vice President and Chief Financial Officer	250,000	—
David Alberty(3)	Interim Primary Financial Executive	73,750	—
Christopher J. Moore	Executive Vice President, Services	300,000	300,000
Jason Zintak(4)	Executive Vice President, Sales and Marketing	450,000	450,000
Thomas Dziersk(5)	Senior Vice President, Americas	300,000	300,000

(1)	The 2009 Target Bonus is the annual target, which was then pro-rated for the amount of time worked in 2009. Mr. Hathaway joined the Company on July 20, 2009.

(2)	For 2009, Ms. Magnuson served as our Chief Financial Officer from January 1, 2009 until her resignation on April 8, 2009.

(3)	Mr. Alberty assumed the role of Interim Primary Financial Executive upon the resignation of Ms. Magnuson on April 8, 2009, and served in this role until Mr. Hathaway was hired on July 20, 2009.

(4)	The 2009 Target Bonus is the annual target, which was then pro-rated for the amount of time worked in 2009. Mr. Zintak joined the Company on August 18, 2009.

(5)	Mr. Dziersk’s annual cash incentive plan is commission-based. As a result, he does not participate in the annual EBITDA-based cash incentive bonus plan with the other executive officers. The amounts shown under the 2009 and 2010 target bonus columns represent Mr. Dziersk’s annual targeted commissions.

Equity-Based Awards

The Company relies on its 2005 Incentive Plan for long-term compensation awards, which was adopted by our stockholders at the 2005 Annual Meeting of Stockholders. Under the 2005 Incentive Plan, the Compensation Committee is authorized to grant stock awards, restricted stock, restricted stock units, performance awards, and deferred compensation awards, but not stock options, to our executive officers.

The Compensation Committee, together with the Board of Directors and Management, use the 2005 Incentive Plan to make awards of restricted stock, restricted stock units and contingent performance share awards based upon achievement by the Company of certain operating goals. In 2008 and 2009, the Committee aligned the Company’s equity compensation program with its cash bonus program and with the Board’s performance goals for the Company by structuring awards tied to the Company’s EBITDA goals. In its use of equity incentives, the Committee’s philosophy is to balance its goals of incentivizing management with stockholder concerns regarding equity dilution. The Committee generally attempts to set target awards for the Named Executive Officers that are at or below the Company’s peer group median. However, in a year such as 2007 where the Committee believed the Company faced the strategic imperative of maximizing EBITDA while successfully integrating the Manugistics acquisition, the Committee may be more aggressive in its use of equity awards and target long-term awards at or above the peer group median. Awards are generally made within the first two months of the fiscal year.

Based on survey data developed by Watson Wyatt in January 2009, the Committee believes long-term incentives under the 2005 Incentive Plan for 2009 were slightly to moderately below the Company’s peer group median, and were therefore consistent with the Committee’s philosophies and compensation objectives

Our long-term awards are designed to provide an incentive to the executive management team to (a) successfully achieve the EBITDA target set by the Compensation Committee for that year, and (b) remain with the Company and continue to build stockholder value over the twenty-four month period succeeding the initial vesting of the award following determination of annual EBITDA for the preceding year. These awards give our executive officers the right to receive, without payment of monetary consideration, on the vesting date, a number of shares of the Company’s common stock equal to the number of performance shares or restricted stock units vesting on such date. The awards consist of a combination of vesting based on the passage of time and on a sliding scale tied to the Company’s actual performance as compared to the EBITDA goal set by the Compensation Committee. The sliding scale requires the Company to meet a minimum EBITDA threshold for the year before any award would begin to vest, and if the Company exceeded the EBITDA goal, awards would increase in size up to a maximum of 125% of the original awards. If the EBITDA goal is achieved, the immediate award of 50% of the earned performance shares provides a current reward for successful performance in the form of an ownership interest in us, while subjecting the remaining 50% of the award to vesting helps us retain key executives while providing an ongoing incentive to build increased stockholder value.

Based upon its view that the central feature of the Incentive Plan — the alignment of long-term equity compensation with EBITDA performance — was effective at motivating the Company’s successful performance in 2007, 2008 and 2009, the Committee determined to employ a similar program in 2010. On February 3, 2010, the Committee approved performance share awards under our 2005 Incentive Plan to certain employees of the Company, including our Named Executive Officers. The following table sets forth the target awards for the Company’s Named Executive Officers under the 2009 and 2010 Equity-based Incentive Plans:

			2010
		2009	Target
		Target	Performance
		Performance	Shares
Named Executive Officer	Title	Share Awards	Awards

Hamish N. Brewer	Director, President and Chief Executive Officer	114,629	75,118
Peter S. Hathaway	Executive Vice President and Chief Financial Officer	25,000	50,000
Kristen L. Magnuson	Former Executive Vice President and Chief Financial Officer	22,455	—
David Alberty	Interim Primary Financial Executive	7,485	—
Christopher J. Moore	Executive Vice President, Services	29,939	17,527
Jason Zintak	Executive Vice President, Sales and Marketing	30,000	50,000
Thomas Dziersk	Senior Vice President, Americas	26,197	15,024

Although the number of target performance shares granted to recipients are generally less in 2010 than in 2009, the value of the 2010 awards targets at the time of the grant was approximately 122% higher than in 2009 because of the increase in the price of the Company’s stock. This increase in the overall value of awards in 2010 over 2009 reflects the importance of the Company’s performance in 2010 given the acquisition of i2 in January 2010 and the significant integration efforts required in 2010 to make the i2 acquisition a success.

Each performance share represents the opportunity of the participant to receive a number of shares of common stock determined by the extent to which an EBITDA target is achieved or exceeded by the Company in 2010 (the “Distributable Shares”), subject to the participant’s continued employment with the Company. A participant who remains employed through the settlement date is entitled to receive, without payment of monetary consideration, on the settlement date, an immediate grant of a number of shares of the Company’s common stock equal to 50% of the number of Distributable Shares. In addition, on the settlement date, the participant will be granted contingent performance shares for the remaining 50% of the Distributable Shares. Subject to the participant’s continued employment, the contingent performance shares will vest and be settled by the issuance to the participant of shares of common stock in 24 monthly installments over the subsequent two year period under the terms of the Company’s standard performance share agreement. This summary is qualified in its entirety by the terms and conditions of the 2005 Incentive Plan and the applicable award agreements.

Benefits

The Company provides officers with certain benefits to adequately protect an executive and his or her immediate family in the event of illness, disability, or death. Named Executive Officers are eligible for health and welfare benefits available to all eligible Company employees during active employment under the same terms and conditions. JDA offers a comprehensive benefits program, which includes health, dental and vision coverage, short and long-term disability plans, life insurance and AD&D coverage, as well as a 401(k) savings plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the 2010 Annual Meeting of Stockholders.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Jock Patton, Chairman
J. Michael Gullard
Douglas G. Marlin

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning total compensation provided to Named Executive Officers for services rendered in all capacities during the years ended December 31, 2009, 2008 and 2007. The Named Executive Officers include the principal executive officer and the principal financial officers (including all principal financial officers who served in this capacity during 2009), plus the three other most highly compensated executive officers who were serving as executive officers at December 31, 2009.

					Non-Equity
					Incentive Plan	All Other
Name and		Salary		Stock Awards	Compensation	Compensation
Principle Position	Year	(1)	Bonus	(2)	(3)	(4)	Total

Hamish N. Brewer	2009	$479,614	$—	$1,523,419	$371,875	$5,108	$2,380,016
Director, President and Chief Executive	2008	465,243	—	726,373	372,044	4,858	1,568,462
Officer	2007	450,000	—	1,109,024	344,750	3,146	1,906,921
Peter S. Hathaway	2009	159,295	$—	$1,233,000	$163,476	$6,077	$1,561,848
Executive Vice President and Chief	2008	—	—	—	—	—	—
Financial Officer	2007	—	—	—	—	—	—
Kristen L. Magnuson	2009	$148,109	$—	$—	$18,750	$841,923	$1,008,782
Former Executive Vice President and	2008	284,282	—	363,186	267,313	6,367	921,147
Chief Financial Officer	2007	275,000	—	554,509	221,625	6,367	1,057,501
David Alberty	2009	$191,667	$—	$99,476	$82,363	$6,684	$380,189
Interim Principal Financial Officer
Christopher J. Moore	2009	$316,219	$—	$397,889	$318,750	$5,108	$1,037,966
Executive Vice President, Services	2008	251,516	—	181,602	287,404	4,855	725,376
	2007	225,000	—	221,801	241,325	4,682	692,808
Jason Zintak	2009	$139,423	$—	$1,560,800	$174,611	$306	$1,875,140
Executive Vice President,	2008	—	—	—	—	—	—
Sales and Marketing	2007	—	—	—	—	—	—
Thomas Dziersk	2009	$300,000	$—	$348,158	$287,417	$26,502	$962,077
Senior Vice President, Americas	2008	248,100	—	217,912	494,219	40,537	1,000,767
	2007	240,000	—	332,708	202,005	39,158	813,872

(1)	Salaries include the dollar value of base salaries earned from January 1st through December 31st of each year. Mr. Hathaway joined the Company on July 20, 2009 at a base salary of $350,000. At the time Ms. Magnuson left the Company on April 8, 2009, her base salary was $287,375. Mr. Moore’s base salary was increased from $235,125 to $300,000 retroactive to October 1, 2008 in connection with his promotion to Executive Vice President, Services. Mr. Zintak joined the Company on August 18, 2009 at a base salary of $375,000.

(2)	Stock Awards represent the grant date fair value of equity awards granted in 2009, 2008 and 2007.

Our 2009 equity award performance program (“2009 Performance Program”) provided for the issuance of contingently issuable performance share awards to executive officers and certain other members of our management team if we were able to achieve a defined performance threshold goal in 2009. The performance threshold goal was defined as $91.5 million of adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which excludes certain non-routine items. A partial pro-rata issuance of performance share awards would be made if we achieved a minimum adjusted EBITDA performance threshold. The Company’s actual 2009 adjusted EBITDA performance was approved by the Board in January 2010 and qualified participants to receive 100% of their target awards. Mr. Brewer, Mr. Alberty, Mr. Moore and Mr. Dziersk were issued 114,629, 7,485, 29,939 and 26,197 performance shares, respectively, on January 28, 2010 with a grant date fair value of $13.29 per share. Mr. Hathaway was issued 25,000 performance shares on January 28, 2010 with a grant date fair value of $16.44 per share. Mr. Zintak was issued 30,000 performance shares on January 28, 2010 with a grant date fair value of $19.51 per share. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

Stock awards for 2009 also include restricted stock awards granted to Mr. Hathaway and Mr. Zintak pursuant to their executive employment agreements. Mr. Hathaway was issued 50,000 shares of restricted stock upon commencement of his employment on July 20, 2009 with a grant date fair value of $16.44 per share. Mr. Zintak was issued 50,000 shares of restricted stock upon commencement of his employment on August 18, 2009 with a grant date fair value of $19.51.

Our 2008 equity award performance program (“2008 Performance Program”) provided for the issuance of contingently issuable performance share awards to executive officers and certain other members of our management team if we were able to achieve a defined performance threshold goal in 2008. The performance threshold goal was defined as $95 million of adjusted EBITDA, which excludes certain non-routine items. A partial pro-rata issuance of performance share awards would be made if we achieved a minimum adjusted EBITDA performance threshold. The Company’s actual 2008 adjusted EBITDA performance, which exceeded the defined performance threshold goal of $95 million, was approved by the Board in January 2009 and qualified participants to receive approximately 106% of their target awards. Mr. Brewer, Ms. Magnuson, Mr. Moore and Mr. Dziersk were issued 41,890, 20,945, 10,473 and 12,567 performance shares, respectively, on January 28, 2009 with a grant date fair value of $17.34 per share. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

The 2007 equity award incentive program for the integration of our acquisition of Manugistics (“Integration Plan”) provided for the issuance of contingently issuable restricted stock units to executive officers and certain other members of our management team if we were able to successfully integrate the Manugistics acquisition and achieve a defined performance threshold goal in 2007. The performance threshold goal was defined as $85 million of adjusted EBITDA, which excludes certain non-routine items. A partial pro-rata issuance of restricted stock units would be made if we achieved a minimum performance threshold. The Company’s actual 2007 adjusted EBITDA performance was approved by the Board in January 2008 and qualified participants for a pro-rata issuance equal to 99.25% of their target awards. Mr. Brewer, Ms. Magnuson, Mr. Moore and Mr. Dziersk were issued 74,066, 37,033, 14,813 and 22,220 restricted stock units, respectively on January 28, 2008 with grant date fair values ranging from $14.61 to $17.72 per share. The restricted stock units vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

(3)	Non-Equity Incentive Plan Compensation for all executives except Mr. Dziersk includes the dollar value of cash bonuses earned from January 1st through December 31st of each year pursuant to an annual executive cash incentive bonus plan (“Cash Incentive Bonus Plans”). The Cash Bonus Plans provide for targeted cash bonuses if the Company is able to achieve defined performance threshold goals that are aligned with the adjusted EBITDA performance thresholds used to measure achievement under our equity-based award programs. Mr. Dziersk’s annual cash incentive plan is commission-based. As a result, the amounts in this column represent the commissions earned by Mr. Dziersk in each of the years shown.

(4)	All Other Compensation represents payment to:

•	Mr. Brewer for matching contributions under the 401(k) plan in 2009, 2008 and 2007 of $4,125, $3,875 and $2,163, respectively, group term life insurance premiums of $486, $486 and $324, respectively, and long-term disability premiums of $497, $497 and $497, respectively.

•	Mr. Hathaway for matching contributions under the 401(k) plan in 2009 of $5,500, group term life insurance premiums in 2009 of $341 and long-term disability premiums in 2009 of $236.

•	Ms. Magnuson for matching contributions under the 401(k) plan in 2009, 2008 and 2007 of $5,500, $5,125 and $5,125, respectively, group term life insurance premiums of $373, $745 and $745, respectively and long-term disability premiums of $248, $497 and $497, respectively. In addition, as part of Ms. Magnuson’s resignation in 2009, she received payment of $824,750 for severance and $11,052 for accrued vacation.

•	Mr. Alberty for matching contributions under the 401(k) plan in 2009 of $5,500, group term life insurance premiums in 2009 of $439 and long-term disability premiums in 2009 of $745.

•	Mr. Moore for matching contributions under the 401(k) plan in 2009, 2008 and 2007 of $4,125, $3,875 and $3,875, respectively, group term life insurance premiums of $486, $486 and $324, respectively, and long-term disability premiums of $497, $494 and $483, respectively.

•	Mr. Zintak for group term life insurance premiums in 2009 of $110 and long-term disability premiums in 2009 of $196.

•	Mr. Dziersk for temporary housing and relocation expenses in 2009, 2008 and 2007 of $21,394, $35,679 and $36,542, respectively, matching contributions under the 401(k) plan of $4,125, $3,875 and $1,795, respectively, group term life insurance premiums of $486, $486 and $324, respectively and long-term disability premiums of $497, $497 and $497, respectively

2009 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards granted to our Named Executive Officers during the fiscal year ended December 31, 2009:

		Estimated Future Payouts Under			Estimated Future Payouts Under			Grant Date Fair
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Value of Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards
Name	Grant Date	($)(1)	($)(2)	($)(3)	(#)(4)	(#)(5)	(#)(6)	($)(7)

Hamish N. Brewer	1/13/09	0	$350,000		0	114,629	143,286	$1,523,421
Peter S. Hathaway	7/20/09	0	350,000		0	25,000	31,250	411,000
Kristen L. Magnuson	1/13/09	0	250,000		0	22,455	28,068	—
David Alberty	1/13/09	0	73,750		0	7,485	9,356	99,476
Christopher J. Moore	1/13/09	0	300,000		0	29,939	37,423	397,889
Jason Zintak	8/18/09	0	450,000		0	30,000	37,500	585,300
Thomas Dziersk	1/13/09	—	300,000		0	26,197	37,746	348,158

(1)	Executive officers were not entitled to any cash bonus if the Company’s actual 2009 EBITDA performance was less than the minimum 2009 EBITDA performance threshold of $70,000,000. However, if the actual 2009 EBITDA performance threshold was equal to $70.0 million, the executives would have received 50% of the targeted cash bonus; and if the actual 2009 EBITDA performance was greater than $70.0 million but less than $91.5 million the executive officers would have received 50% of the targeted cash bonus plus 5% of the targeted cash bonus for every million dollars of EBITDA achieved in excess of $91.5 million, pro-rated to the actual EBITDA achieved.

(2)	Executive officers would be entitled to 100% of their targeted cash bonus if the Company’s actual 2009 EBITDA performance was equal to the 2009 targeted EBITDA performance threshold of $91.5 million.

(3)	Executive officers had an unlimited cash bonus potential if the Company’s actual 2009 EBITDA performance exceeded the 2009 targeted EBITDA performance threshold of $91.5 million. Under the terms of the 2009 Cash Incentive Bonus Plan, if the Company exceeded the 2009 targeted EBITDA performance threshold, the executive officers would have received 100% of their targeted cash bonus plus 5% of the targeted cash bonus for every one million dollars of EBITDA achieved in excess of the $91.5 million, pro-rated to the actual EBITDA dollar amount. The Company exceeded the $91.5 million EBITDA performance threshold for 2009. The Company applied the bonus calculation formulas under the 2009 Cash Incentive Bonus Plan which resulted in the executive officers earning approximately 106% of the target cash bonus as follows:

	Actual Cash Bonus Awards Earned for 2009
Name	Paid in 2009	Paid in 2010	Total Award

Hamish N. Brewer	$185,500	$186,375	$371,875
Peter S. Hathaway(1)	70,507	92,969	163,476
Kristen L. Magnuson(2)	18,750	0	18,750
David Alberty	37,100	45,263	82,363
Christopher J. Moore	159,000	159,750	318,750
Jason Zintak(3)	55,080	119,531	174,611
Thomas Dziersk(4)	126,882	158,536	285,418

(1)	Mr. Hathaway’s 2009 Non-Equity Incentive Plan Award Target of $350,00 was pro-rated for the amount of time worked in 2009. Mr. Hathaway joined the Company on July 20, 2009.

(2)	Ms. Magnuson’s 2009 Non-Equity Incentive Plan Award Target of $250,000 was pro-rated for the amount of time worked in 2009. Ms. Magnuson’s employment with the Company ended on July 5, 2009.

(3)	Mr. Zintak’s 2009 Non-Equity Incentive Plan Award Target was then pro-rated for the amount of time worked in 2009. Mr. Zintak joined the Company on August 18, 2009.

(4)	Mr. Dziersk’ annual cash incentive compensation plan is commission-based. As a result, he does not participate in the annual EBITDA-based cash incentive bonus plan with the other executive officers. The targeted 2009 commission payout for Mr. Dziersk is $300,000 with estimated future payouts ranging from $-0- to unlimited based upon the Company’s actual performance. The amounts shown under each of the columns above represent the payment of actual commissions earned by Mr. Dziersk for 2009.

(4)	The Compensation Committee of the Board of Directors approved targeted contingently issuable performance share awards (“Performance Share Awards”) to executive officers and certain other members of our management team if we were able to achieve a 2009 EBITDA performance threshold goal of $91.5 million. None of the Performance Share Awards would have been earned or vested if the Company’s actual 2009 EBITDA performance was less than the minimum 2009 EBITDA performance threshold of $70.0 million. However, if the actual 2009 EBITDA performance was equal to $70.0 million but less than $91.5 million, the executive officers would have received a pro-rated Performance Share Award calculated as follows:

(0.5 * Performance Share Award) * (1-((70,000,000 — 2009 Actual EBITDA performance)/21,500,000)

These Performance Share Awards vested 50% upon determination of the actual 2009 EBITDA performance (January 28, 2010) with the remaining 50% vesting ratably over the subsequent 24-month period.

Messrs. Hathaway and Zintak were awarded contingently issuable performance share awards upon commencement of their employment. The conditions of these awards are identical to those granted to other executives under our 2009 equity award performance program including the achievement of a 2009 EBITDA performance threshold goal of $91.5 million.

(5)	Executive officers would receive 100% of the Performance Share Awards if the Company’s actual 2009 EBITDA performance exceeded the 2009 targeted EBITDA performance threshold of $91.5 million. The Performance Share Awards vested 50% upon determination of the actual 2009 EBITDA performance (January 28, 2010) with the remaining 50% vesting ratably over the subsequent 24-month period.

(6)	Executive officers would have received up to 125% of the Performance Share Awards if the Company’s actual 2009 EBITDA performance exceeded the 2009 targeted EBITDA performance threshold of $91.5 million. Under the terms of the Performance Share Awards, if the Company exceeded the 2009 targeted EBITDA performance threshold, the executive officers would have received 100% of the Performance Share Award plus an additional 2.5% of their Performance Share Award for every $1.0 million of actual EBITDA achieved in excess of $91.5 million up to a maximum of $110.0 million.

(7)	The Company achieved the $91.5 million EBITDA performance threshold for 2009. The Company applied the bonus calculation formulas under the Performance Share Awards which resulted in the executive officers earning 100% of their target Performance Share Awards as follows:

		Grant Date Fair
	Actual Performance	Value of
	Share Awards Earned	Performance Share
Name	for 2009	Awards

Hamish N. Brewer	114,629	$1,523,421
Peter S. Hathaway	25,000	411,000
Kristen L. Magnuson(1)	—	—
David Alberty	7,485	99,476
Christopher J. Moore	29,939	397,889
Jason Zintak	30,000	585,300
Thomas Dziersk	12,567	348,158

Grant Date Fair Value of Stock Awards is calculated by multiplying the actual Performance Share Awards earned for 2009 by the grant date fair value per share. The grant date (January 13, 2009) fair value for Mr. Brewer, Mr. Alberty, Mr. Moore, and Mr. Dziersk was $13.29 per share. The grant date (July 20, 2009) fair value for Mr. Hathaway was $16.44 per share. The grant date (August 18, 2009) fair value for Mr. Zintak was $19.51 per share.

The Performance Share Awards vested 50% upon determination of the actual 2009 EBITDA performance (January 28, 2010) with the remaining 50% vesting ratably over the subsequent 24-month period.

(1)	The targeted contingently issuable performance share awards approved for Ms. Magnuson were cancelled upon her resignation from the Company on July 5, 2009 as all necessary conditions had not been met.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding equity awards that have been granted to the current Named Executive Officers as of December 31, 2009:

				Stock Awards
	Option Awards			Number of	Market Value
	Number of			Shares or	of Shares or
	Securities			Units of	Units of Stock
	Underlying	Option		Stock Held	Held that
	Unexercised	Exercise	Option	That Have	Have Not Yet
	Options(#)	Price	Expiration	Not Vested	Vested
Name	Exercisable	($)	Date	(#)	($)
	(1)			(2)	(3)

Hamish N. Brewer(4)	200,000	$21.00800	1/3/12
	90,000	10.33000	12/5/12
	115,000	14.88000	4/14/14

	405,000			1,544	$39,326

				11,356	289,237
				114,629	2,919,601

				127,529	$3,248,164

Peter S. Hathaway(5)				50,000	$1,273,500
				25,000	636,750

				75,000	$1,910,250

Christopher J. Moore(6)	3,750	14.62500	4/6/10
	3,750	11.93750	8/28/10
	12,500	15.15000	6/4/11
	20,000	11.56000	7/23/12
	25,000	16.80000	9/19/13
	35,000	14.88000	4/14/14

	100,000			299	$7,616

				2,838	72,284
				29,939	762,546

				33,076	$842,446

Jason Zintak(7)				50,000	$1,273,500
				30,000	764,100

				80,000	$2,037,600

Thomas Dziersk(8)				4,375	$111,431
				461	11,742
				3,403	86,674
				26,197	667,238

				34,436	$877,085

(1)	All outstanding stock option awards are fully vested.

(2)	All restricted stock and restricted stock unit awards are subject to certain forfeiture provisions and require that the recipients remain continuously employed by the Company during the vesting period.

(3)	The market value of restricted shares or restricted stock units that have not vested is based on the closing price of the Company’s stock on December 31, 2009 ($25.47).

(4)	Mr. Brewer was issued 74,066 restricted stock units on January 28, 2008 under the Integration Plan, 41,890 performance shares on January 28, 2009 under the 2008 Performance Program and 114,629 performance shares on January 28, 2010 under the 2009 Performance Program, of which 1,544 restricted stock units, 11,356 performance shares and 114,629 performance shares, respectively remained unvested at December 31, 2009.

The restricted stock units and performance share awards vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. The equity award programs are described in Footnote (2) to the Summary Compensation Table.

(5)	Mr. Hathaway was issued 50,000 shares of restricted stock on commencement of his employment on July 20, 2009. The restricted stock vests over a three-year period, with one-third vesting on the first anniversary of Mr. Hathaway’s employment and the remainder vesting ratably over the subsequent 24-month period. Mr. Hathaway was also issued 25,000 performance shares on January 28, 2010 as described in Footnote (2) to the Summary Compensation Table. The performance shares vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. No portion of these equity awards were vested at December 31, 2009.

(6)	Mr. Moore was issued 14,813 restricted stock units on January 28, 2008 under the Integration Plan, 10,473 performance shares on January 28, 2009 under the 2008 Performance Program and 29,939 performance shares on January 28, 2010 under the 2009 Performance Program, of which 299 restricted stock units, 2,838 performance shares and 29,939 performance shares, respectively remained unvested at December 31, 2009. The restricted stock units and performance share awards vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. The equity award programs are described in Footnote (2) to the Summary Compensation Table.

(7)	Mr. Zintak was issued 50,000 shares of restricted stock on commencement of this employment on August 18, 2009. The restricted stock vests over a three-year period, with one-third vesting on the first anniversary of Mr. Zintak’s employment and the remainder vesting ratably over the subsequent 24-month period. Mr. Zintak was also issued 30,000 performance shares on January 28, 2010 as described in Footnote (2) to the Summary Compensation Table. The performance shares vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. No portion of these equity awards were vested at December 31, 2009.

(8)	Mr. Dziersk was granted 30,000 shares of restricted stock upon commencement of his employment on July 31, 2006, of which 4,375 shares remained unvested at December 31, 2009. The restricted stock vested 25% on the first anniversary of Mr. Dziersk’s employment with the remaining 75% vesting ratably over the subsequent 36-month period. Mr. Dziersk was issued 22,220 restricted stock units on January 28, 2008 under the Integration Plan, 12,567 performance shares on January 28, 2009 under the 2008 Performance Program and 26,197 performance shares on January 28, 2010 under the 2009 Performance Program, of which 461 restricted stock units, 3,403 performance shares and 26,197 performance shares, respectively remained unvested at December 31, 2009. The restricted stock units and performance share awards vested 50% upon the date of issuance, with the remaining 50% vesting ratably over the subsequent 24-month period. The equity award programs are described in Footnote (2) to the Summary Compensation Table.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning option exercises by the current Named Executive Officers and vesting of our Common Stock held by them during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
	(1)	(2)		(3)

Hamish N. Brewer	72,220	$642,078	49,050	$754,094
Peter S. Hathaway(4)	—	—	—	$—
Christopher J. Moore	7,500	89,231	11,343	$172,457
Jason Zintak(4)	—	—	—	$—
Thomas Dziersk(8)	—	—	22,220	$357,784

(1)	The Company has not granted any stock options to Messrs. Hathaway, Zintak and Dziersk.

(2)	The value realized upon exercise of option awards is calculated by subtracting the exercise price of the options from the market value of the underlying securities at the date of exercise.

(3)	The value realized upon vesting of stock awards is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the date of vesting.

(4)	None of the equity awards granted to Messrs. Hathaway and Zintak vested during 2009. The awards are described in Footnote (2) to the Summary Compensation Table.

(5)	The stock award information for Mr. Dziersk includes 14,720 stock units and 7,500 restricted stock awards that had realized values of $226,309 and $131,475, respectively upon vesting.

PENSION BENEFITS

None.

NONQUALIFIED DEFINED CONTRIBUTION AND OTHER
NONQUALIFIED DEFERRED COMPENSATION PLANS

None.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In order to assure that executives can focus their attention on the Company’s business and consider all merger and acquisition opportunities in an unbiased manner without regard to the impact on their immediate personal situation, the Company has entered into employment agreements with certain executives as described below, which include change in control severance protection. The Committee considers these agreements to be necessary, appropriate and consistent with competitive practice.

We have employment agreements with Mr. Brewer, our President and Chief Executive Officer, Mr. Hathaway, our Executive Vice President and Chief Financial Officer, and Mr. Zintak, our Senior Vice President, Sales and Marketing, dated September 8, 2009, July 20, 2009, and August 18, 2009, respectively. These agreements may be reviewed and adjusted periodically by the Compensation Committee. The employment agreements provide Messrs. Brewer, Hathaway, and Zintak with an annual base salary, a bonus potential and change in control severance protection.

The employment agreements list specific benefits payable to them upon termination. Upon termination for cause (as defined in each individual agreement) or upon voluntary resignation, the executives are entitled to earned but unpaid salary and unreimbursed customary business expenses. Upon termination by the Company without cause, or upon voluntary termination by the executive for good reason (as defined in each individual agreement), the executives are generally entitled to severance. The severance entitlement is 24 months of base salary and one year’s target bonus for Messrs. Brewer, Hathaway and Zintak that would otherwise be paid if all performance based milestones were achieved at the 100% level by both the Company and the Executive. These severance values, assuming termination of employment on December 31, 2009, are summarized in the table below:

Name	Severance Amount

Hamish N. Brewer	$1,600,000
Peter S. Hathaway	1,050,000
Jason Zintak	1,200,000

Additionally, in the event of a change in control of the Company, any unvested equity, consisting of restricted stock units, will become fully vested as of the day prior to the change in control. We are not obligated to make any other payment in a change in control. Assuming a change in control took place on December 31, 2009, the foregoing individuals would have received the following amounts as a result of such accelerated vesting:

Unvested Equity
Name	($)

Hamish N. Brewer	$3,248,164
Peter S. Hathaway	1,910,250
Christopher J. Moore	842,446
Jason Zintak	2,037,600
Thomas Dziersk	877,085

As a condition to each executive’s entitlement to receive the severance entitlements and the unvested equity referenced in the tables above, the executive is required to execute a waiver of claims against the Company and shall be bound by the terms of a non-competition and non-solicitation agreement which prohibits the executive from working for a competitor for a specified period, as further set forth below:

Name	Non-Competition Term

Hamish N. Brewer	9 months
Peter S. Hathaway	9 months
Jason Zintak	9 months

Each of Messrs. Brewer, Hathaway and Zintak also have provisions in their employment contracts which generally provide for excise tax gross-ups in the event that any liability is incurred under IRC Sections 280G or 4999. Had each of the executives terminated on December 31, 2009, no liability would have been incurred under those sections, and no gross-up payments would have been paid.

COMPENSATION OF DIRECTORS

The table below sets forth information concerning total compensation provided to members of our Board of Directors for services rendered during the fiscal year ended December 31, 2009.

	Fees Earned
	or Paid
	in Cash	Stock Awards	All Other	Total
Name	($)	($)	Compensation	($)
	(1)	(2)

James D. Armstrong(3)	$261,250	$28,720	$7,015	$296,985
Hamish N. Brewer(4)	—	—	—	—
J. Michael Gullard(3)	63,500	28,720	—	92,220
Douglas G. Marlin(3)	56,500	28,720	—	85,220
Jock Patton(3)	55,500	28,720	—	84,220
Orlando Bravo(4)	36,000	28,720		64,720

(1)	Mr. Armstrong serves as Chairman of the Board and assists the Company with strategic planning, merger and acquisition opportunities, major product direction and key customer and employee relations. Mr. Armstrong is compensated pursuant to the terms of an amended employment agreement dated August 1, 2003 that provides a minimum base salary of $250,000 and the right to receive non-cash equity compensation. Mr. Armstrong’s base salary was increased from $250,000 to $261,250 effective April 1, 2008. In addition, the amended employment agreement provides that if Mr. Armstrong is terminated without cause or he voluntarily resigns for good reason, he would be entitled to receive a severance amount equal to 36 months of base salary. Mr. Brewer does not receive compensation for his service on the board of directors.

Non-employee directors receive cash compensation for their services as follows:

Annual Retainer	$20,000
Annual Committee Chairman Retainers:
Audit Committee	$7,500
Compensation Committee	$2,500
Nominating & Governance Committee	$2,500
Fees for Attendance at Scheduled Meetings:
Regular of special Board of Director meetings	$1,000
Committee meetings held the same day as Board of Director meetings	$1,000
Committee meetings not held the same day as Board of Director meetings	$1,000
Reimbursement for reasonable out-of-pocket expenses	All

(2)	The table below sets forth information concerning grants of restricted stock to members of the Board of Directors (except Mr. Brewer) during the year ended December 31, 2009. The restricted shares were granted fully vested and as of December 31, 2009 there were no unvested restricted stock awards held by our directors. The dollar value values shown in the table below are equal to the number of restricted shares awarded multiplied by market price of our stock on the date of grant.

Date of Grant:	May 11, 2009
Market Price:	$14.36

		Dollar Value
	Number of	of Shares
	Shares (#)	($)

James D. Armstrong	2,000	$28,720
J. Michael Gullard	2,000	28,720
Douglas G. Marlin	2,000	28,720
Jock Patton	2,000	28,720
Orlando Bravo	2,000	28,720

	8,000	$114,880

(3)	An aggregate of 395,750 fully vested, unexercised stock options were held by Messrs. Armstrong (305,000), Gullard (24,000), Marlin (36,750) and Patton (30,000) at December 31, 2009.

(4)	Mr. Bravo resigned from the Board on September 8, 2009. Mr. Brewer, our President and Chief Executive Officer, was appointed to fill the vacated Class III director seat previously held by Mr. Bravo. See the Summary Compensation Table for a description of compensation received by Mr. Brewer during the three years ended December 31, 2009. Mr. Brewer does not receive any additional compensation for his service on the Board.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following provides tabular disclosure as of December 31, 2009 of the number of securities to be issued upon the exercise of outstanding options or vesting of restricted stock units, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under equity compensation plans, aggregated into two categories — plans that have been approved by stockholders and plans that have not:

	Number of
	Securities to be
	Issued Upon		Number of
	Exercise of		Securities
	Outstanding Options		Remaining Available
	or Vesting of	Weighted-Average	for Future Issuance
	Restricted Stock	Exercise Price of	Under Equity
Equity Compensation Plans	Units	Outstanding Options	Compensation Plans

Approved by stockholders:
1996 Option Plan(1)	1,101,530	$16.72	—
1996 Directors Plan(1)	90,750	$16.18	—
2005 Performance Incentive Plan(2)	127,904	$—	2,957,778
Employee Stock Purchase Plan(3)	1,344,112	$—	1,344,112

	2,664,296	$16.68	4,301,890
Not approved by stockholders:
1998 Option Plan(1)	103,500	$10.64	—
Non-Plan Equity Inducement Awards(4)	255,000	$—	—

	3,022,796	$16.20	4,301,890

(1)	We discontinued making new stock option grants under the 1996 Option Plan, the 1996 Directors Plan and the 1998 Option Plan (the “Prior Plans”) in 2004 and with the adoption of the 2005 Performance Incentive Plan, we terminated all Prior Plans except for those provisions necessary to administer the outstanding options, all of which are fully vested.

(2)	The 2005 Incentive Plan was approved by stockholders in May 2005. The 2005 Incentive Plan replaced the Prior Plans and provides for the issuance of up to 3,847,000 shares of common stock to employees, consultants and directors under stock purchase rights, stock bonuses, restricted stock, restricted stock units, performance awards, performance units and deferred compensation awards.

(3)	The Employee Stock Purchase Plan was approved by stockholders in May 2008. The purchase plan has an initial reserve of 1,500,000 shares and provides eligible employees with the ability to defer up to 10% of their earnings for the purchase of our common stock on a semi-annual basis at 85% of the fair market value on the last day of each six-month offering period that begins on February 1st and August 1st of each year.

(4)	Non-Plan Equity Inducement Awards. During third quarter 2009, we announced the appointment of Peter S. Hathaway to the position of Executive Vice President and Chief Financial Officer and Jason B. Zintak to the newly-created position of Executive Vice President, Sales and Marketing. In order to induce Mr. Hathaway and Mr. Zintak to accept employment, the Compensation Committee granted certain equity awards outside of the terms of the 2005 Incentive Plan and pursuant to NASDAQ Marketplace Rule 5635(c)(4).

•	100,000 shares of restricted stock with a grant date fair value of $1.8 million were granted to Mr. Hathaway (50,000 shares) and Mr. Zintak (50,000 shares). The restricted stock awards vest over a three-year period, with one-third vesting on the first anniversary of their employment with the remainder vesting ratably over the subsequent 24-month period

•	55,000 contingently issuable performance share awards were granted to Mr. Hathaway (25,000 shares) and Mr. Zintak (30,000 shares) if the Company was able to achieve the $91.5 million adjusted EBITDA performance threshold goal defined under the 2009 Performance Program. The Company’s actual 2009 adjusted EBITDA performance qualified Mr. Hathaway and Mr. Zintak to receive 100% of their target awards. The performance share awards vested 50% upon the date of issuance with the remaining 50% vesting ratably over the subsequent 24-month period.

•	100,000 contingently issuable restricted stock units were granted to Mr. Hathaway (50,000 shares) and Mr. Zintak (50,000 shares) that will vest in defined tranches if and when we achieve certain pre-defined performance milestones.

As of December 31, 2009, none of these awards had vested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and beneficial holders of more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such persons. The rules of the SEC require us to disclose the identity of such executive officers, directors and beneficial owners of more than 10% of our Common Stock who did not file the required reports on a timely basis.

Based solely upon our review of the forms that have been received by us, or the written representations from certain reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial holders of more than 10% of our Common Stock were complied with during the fiscal year ended December 31, 2009, except as follows: Mr. Alberty was late in filing his Form 3 to report his appointment as a “Interim Primary Financial Executive” on April 8, 2009, as well as his Form 4 to report tax share withholding for the vesting of shares on April 28, 2009; and Ms. Magnuson was late in filing Form 4s to report option exercises on May 19, 2009 and May 20, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee, pursuant to the Audit Committee Charter, has oversight for related person transactions and compliance with our Code of Ethics. The Audit Committee receives periodic reports from management with respect to related person transactions and reviews potential conflict of interest situations where appropriate. Our Code of Ethics governs related person transactions for our employees and requires potential conflicts of interest to be reported to management or the Company’s compliance team.

Pursuant to our code of business conduct and ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee (or other independent committee of our board of directors in cases where it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will consider the relevant facts and circumstances available and deemed relevant, including, but not limited, to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

We were not a party to any transaction during 2009 in excess of $120,000 with any of our directors, executive officers, significant security holders, or an immediate family member of any of the foregoing persons, in which such person has a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee with respect to our audited financial statements for the year ended December 31, 2009. The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

Membership and Purpose

The Audit Committee meets quarterly with management and our independent auditors to review and approve operating results, financial statements and earnings releases. The Chairman of our Audit Committee also meets with representatives of our independent auditors from time to time.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditors, Deloitte & Touche LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

During fiscal year 2009, the members of the Audit Committee were Mr. Gullard, Mr. Marlin, Mr. Patton, and, until his resignation on September 8, 2009, Mr. Orlando Bravo, each of whom, in the judgment of the Board, is or was an “independent director” as defined in the NASDAQ listing standards. Mr. Gullard served as Chairman of the Audit Committee during fiscal year 2009. The Audit Committee held eight meetings during the year ended December 31, 2009. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Charter of the Audit Committee is available on our website at www.jda.com.

Review of the Company’s Audited Financial Statements

Deloitte & Touche LLP has discussed with the Audit Committee the conduct of the audit of our financial statements and has represented to the Audit Committee that their presentations include all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X. The Audit Committee has met with our independent auditors, Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls, our progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of its financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with management and management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche

LLP’s communications with the Audit Committee concerning independence, discussed with the auditors any relationships that may impact their objectivity and independence and the extent to which they may be retained to perform non-audit services, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Policy for Approving Audit and Permitted Non-Audit Services of the Independent Auditor

The Audit Committee has established procedures to pre-approve all audit and permitted non-audit services provided by our independent auditor. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

J. Michael Gullard, Chairman
Douglas G. Marlin
Jock Patton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of three non-employee members of our Board of Directors, Mr. Gullard, Mr. Marlin and Mr. Patton (Mr. Bravo also served on the Compensation Committee until his resignation on September 8, 2009). During fiscal year 2009, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2009, none of the Company’s executive officers served on the compensation committee (or its equivalent) or the board of directors of another entity any of whose executive officers served on the Company’s Compensation Committee. There are no interlocks between our Compensation Committee and any other entities involving our Directors and executive officers who serve as executive officers of such entities.

PROPOSAL 2
APPROVAL OF AMENDMENT OF THE JDA SOFTWARE GROUP, INC.
CERTIFICATE OF INCORPORATION

JDA is proposing to increase the number of authorized shares of JDA capital stock from 52,000,000 shares to 102,000,000 shares, of which 2,000,000 shares shall be designated as preferred stock, par value $0.01 per share (“Preferred Stock”), and 100,000,000 shares shall be designated as common stock, par value $0.01 per share (“Common Stock’). To effect this change, JDA must amend its Third Restated Certificate of Incorporation (the “Certificate of Incorporation”). Accordingly, the Board of Directors has unanimously approved, subject to stockholder approval, an amendment to Article IV of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 100,000,000. No change will be made to the number of shares of preferred stock that is authorized for issuance.

The full text of the proposed amendment to the first paragraph of Article IV of our Certificate of Incorporation is as follows:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, the “Preferred Stock” and the “Common Stock.” The total number of shares of capital stock which this Corporation is authorized to issue is One Hundred Two Million (102,000,000) shares. One Hundred Million (100,000,000) shares shall be common stock, par value $0.01 per share (the “Common Stock”), and Two Million (2,000,000) shares shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

The Board of Directors believes that there are a number of important business reasons for increasing the number of shares of Common Stock the Company is authorized to issue.

As of March 31, 2010, 41,563,444 of the Company’s 50,000,000 currently authorized shares of Common Stock were issued and outstanding. Of the remaining authorized shares of Common Stock, approximately 5,300,000 shares were reserved for issuance upon the exercise of outstanding options, other stock-based awards including those under our 2005 Incentive Plan, purchases under our employee stock purchase plan and upon exercise of outstanding warrants. Except for such reserved shares, JDA has no present commitments, agreements, or intent to issue additional shares of Common Stock.

As of March 31, 2010, none of the Company’s 2,000,000 currently authorized shares of Preferred Stock were issued and outstanding, and JDA has no present commitments, agreements, or intent to issue shares of Preferred Stock.

Approval of this Proposal 2 will provide JDA with a number of available shares of Common Stock, in an amount sufficient for the foreseeable future, to raise capital that may be necessary to further develop its business and to fund potential acquisitions, to use as consideration in acquisitions, to issue in connection with its stock plans and to pursue other corporate purposes that may be identified by the Board of Directors in the future. It is the Company’s long-term goal to grow by making further acquisitions. Having such additional shares of Common Stock available for issuance will allow our Board of Directors to determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any such future actions, and will allow JDA to avoid the impractical and costly process of obtaining stockholder approval of additional stock when the issuance of shares is needed in connection with an ordinary business purpose. If Proposal 2 is approved, no further action or authorization by JDA stockholders will be necessary before JDA can issue any such additional shares, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of The Nasdaq Stock Market or any other stock exchange on which the Common Stock may then be listed.

The additional authorized shares of Common Stock would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock now issued and outstanding. The increase in our authorized Common Stock will not have any immediate effect on the rights of existing stockholders although any actual issuance of additional shares of Common Stock in the future would dilute each existing stockholder’s proportionate ownership and voting power. The holders of our Common Stock have no preemptive rights to subscribe for or purchase any additional shares of our Common Stock that may be issued in the future.

Although an increase in the authorized shares of Common Stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in the acquisition of JDA by another company), the proposed increase in authorized shares is not in response to any effort by any person or group to accumulate our Common Stock or to obtain control of JDA by any means. In addition, the proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.

If this Proposal 2 is not approved, the Company’s ability to raise equity or debt capital on reasonable terms, if at all, or to affect future acquisitions would be severely limited. As the number of outstanding shares of Common Stock and shares reserved for issuance is approaching the 50,000,000 current limit in our Certificate of Incorporation, the Board believes that failure to approve this proposal would seriously restrict the Company’s ability to manage its capital needs and develop its business, to the detriment of stockholders’ interests. If this Proposal 2 is approved, the amendment to increase the number of authorized shares of Common Stock will become effective when we file a Certificate of Amendment with the Secretary of State of the State of Delaware.

Vote Required and Board of Directors’ Recommendation

The Board believes that approval of this proposal to amend the Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance is in the best interests of the Company and its stockholders. Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR THIRD RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 50,000,000 TO 100,000,000.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of the Company, with the approval of the Board of Directors, has selected Deloitte & Touche LLP (“Deloitte & Touche”) as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2010. Deloitte & Touche acted in such capacity during the year ended December 31, 2009. This appointment is being presented to the stockholders for ratification. Although the Company is not required to obtain stockholder ratification of the appointment of the independent auditors for the Company for the fiscal year ending December 31, 2010, the Company has elected to do so in order to provide the stockholders with an opportunity to participate in this decision. In the event that the stockholders do not ratify the appointment of Deloitte & Touche as the independent auditors of the Company, the Board of Directors will consider the retention of other independent auditors.

A representative of Deloitte & Touche is expected to be present at the annual meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended 2009 and 2008 by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Amount
Type of Fee	2009	2008
	(In thousands)

Audit Fees(1)	$1,704	$1,422
Audit-Related Fees(2)	134	237

Total Audit and Audit Related Fees	1,838	1,659
Tax Fees(3)	515	667
All Other Fees(4)	10	—

Total Fees	$2,363	$2,326

(1)	The amounts reported for Audit Fees are based on fees, including out-of-pocket expenses, associated with the annual audits of our consolidated financial statements for the fiscal years ended December 31, 2009 and 2008, review of quarterly reports on Form 10-Q, and statutory audits required internationally, irrespective of the period in which the related services were rendered or billed. Audit Fees also include fees for services rendered for assistance with and review of all other documents filed with the SEC.

(2)	The amounts reported for Audit-Related Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2009 and 2008, even if we were not billed for the services until the subsequent period. Audit-Related Fees include due diligence pertaining to acquisitions and consultation on accounting standards or transactions, employee benefit plan audits and assistance with statutory reporting requirements in certain of our international subsidiaries.

(3)	The amounts reported for Tax Fees are based upon fees, including out-of-pocket expenses, for services rendered during the years ended December 31, 2009 and 2008 for tax services, even if we were not billed for the services until a subsequent period. Tax Fees are primarily for tax compliance services and include special projects related to transfer pricing, extra-territorial income and foreign tax credits, assistance with tax audits and appeals, and expatriate tax services.

(4)	The amounts reported for All Other Fees includes fees paid during 2009 for access fees to use the Deloitte & Touche accounting research website.

The Audit Committee has determined that all services performed by Deloitte & Touche are compatible with maintaining the independence of Deloitte & Touche. The Audit Committee has adopted a policy that requires advance approval of all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, certain tax services and other services. Under our policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Although the rules of the SEC permit de minimis exceptions, it is our policy to pre-approve all audit and permitted non-audit services performed by our independent auditor. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee when expedition of services is necessary and such service has not been previously pre-approved under our pre-approval policy or when, pursuant to our pre-approval policy, pre-approval is required on a case-by-case basis. The Chairman is required to report any such pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting. All of the audit and non-audit services listed above under the categories “Audit Fees,” “Audit-Related Fees,” or “All Other Fees” were pre-approved by the Audit Committee for the years ended December 31, 2009 and 2008.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors does not know of or intend to present any matters at the 2010 Annual Meeting of Stockholders other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding the Company’s stock but sharing the same address, we have adopted a procedure approved by the SEC called “house holding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in house holding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of house holding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary, or call our Investor Relations department at (480) 308-3000, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of house holding for future mailings.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals may be submitted for inclusion in our 2011 proxy material after the 2010 Annual Meeting of Stockholders but no later than 5:00 p.m., Scottsdale, Arizona time on December 21, 2010 to be considered timely. Proposals must be in writing and sent via registered, certified, or express mail to: Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260. Facsimile or other forms of electronic submissions will not be accepted. For more information regarding stockholder proposals, see “Corporate Governance — Director Nominations, Stockholder Nominations.”

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2009 was mailed or made available online concurrent with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K for the year ended December 31, 2009 is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC on March 16, 2010. Stockholders may obtain additional copies of this report, without charge, by writing to our Corporate Secretary at our principal executive offices located at 14400 North 87th Street, Scottsdale, Arizona 85260.

By Order of the Board of Directors,

G. Michael Bridge
Secretary

April 10, 2010

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0
0 0 0 0 0 0
0 0 0 00000625141 R2.09.05.010
JDA SOFTWARE GROUP, INC.
1440O NORTH 87TH STREET
SCOTTSDALE, AZ 85260
Attn: Corporate Secretary
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,
Edgewood, NY 11717.
The Board of Directors recommends you vote FOR the following proposal(s):
For Against Abstain
1. Election of Directors
Nominees
* Douglas G. Marlin * Jock Patton
The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain
2 Approve an amendment to the JDA Software Group, Inc. Certificate of Incorporation to increase the authorized number of shares of capital stock and common stock. 3 Ratify appointment of Deloitte & Touche LLP.
NOTE: May act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with
10K is/are available at www.proxyvote.com .
JDA SOFTWARE GROUP, INC.
Annual Meeting of Stockholders
May 21, 2010 10:00 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Hamish N.J. Brewer and G. Michael Bridge, or either of them, with full power of substitution to represent that undersigned and to vote all of the shares of common stock in JDA
SOFTWARE GROUP, INC. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of
Stockhodlers of the Company to be held at the JDA Software Gorup, Inc. World Headquarters, 14400 North 87th
Street, Scottsdale, Arizona on Friday, May 21, 2010 at 10:00 a.m. Scottsdale, Arizona time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particulalry described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is
made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side